                                 SCHEDULE 14A
                                (Rule 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Under Rule 14a-12

                       Imperial Credit Industries, Inc.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                       IMPERIAL CREDIT INDUSTRIES, INC.
               23550 Hawthorne Boulevard, Building 1, Suite 110
                              Torrance, CA 90505

Dear Shareholder:

   I cordially invite you to attend the 2001 Annual Meeting of Shareholders of Imperial Credit Industries, Inc. which will be held at 10:00 a.m. Pacific Time on Tuesday, June 26, 2001 at the Marriott Hotel, 3635 Fashion Way, Torrance, California 90503.

   In addition to the election of seven directors to serve as our board for the coming year, you will be asked at the Annual Meeting to approve the issuance of Common Stock in connection with the proposed recapitalization transactions described in the accompanying proxy statement. The issuance of this Common Stock is an urgent matter and deserves your immediate and careful attention. We have been engaged in an intensive effort to restructure the business of our wholly-owned subsidiary, Southern Pacific Bank, and to restore its capital to meet federal and state regulatory orders. We believe that the proposed recapitalization transactions present the best available means to further our progress toward these goals.

   The recapitalization transactions will result in very substantial dilution of your percentage ownership interest in the Company that could result in current shareholders owning between 73% and 45% or less, of the Company's outstanding shares of Common Stock on a fully diluted basis. If the issuance of Common Stock is not approved and we are unable to assist Southern Pacific Bank in complying with the regulatory orders, however, additional regulatory action could result, in which case you could lose your entire investment in Imperial Credit Industries, Inc.

   The Board of Directors recommends approval of the proposal to issue Common Stock as described in the accompanying proxy statement. You should note, however, that approval of this proposal will also constitute a grant of authority to the Board to negotiate terms of recapitalization transactions that are materially different from those described in the accompanying proxy statement if the Board believes that the circumstances so warrant.

   Important information concerning your Company and the other proposals to be voted on at the Annual Meeting, including approval of the Company's 2001 Long Term Stock Incentive Plan, ratification of the selection of KPMG LLP as our independent public accountants and amendments of our Articles of Incorporation to change our corporate name and to permit the Board to effect a reverse stock split of our outstanding Common Stock, is contained in the accompanying proxy statement. You should read the proxy statement carefully before deciding how to vote. In addition, I and the other officers of your Company welcome the opportunity to answer your questions in person or at the telephone numbers shown below.

   Your vote is important to us no matter how many shares you own. We hope you will attend the Annual Meeting in person if it is convenient for you to do so. If you are unable to attend, please vote by signing, dating and returning the enclosed proxy card today.

                                   Sincerely,

                                   /s/ H. Wayne Snavely
                                   H. Wayne Snavely
                                   Chairman, Chief Executive Officer and
                                    President


 IMPORTANT: Please send your proxy card today. Failure to vote will have the effect of a vote against proposals that will be presented at the Annual Meeting and that the Board of Directors believes are essential for the future success of your company.

 Company officers and representatives are available to answer your questions at the following telephone numbers: (310) 373-1704 and (888) 267-7424.

                       IMPERIAL CREDIT INDUSTRIES, INC.
               23550 Hawthorne Boulevard, Building 1, Suite 110
                              Torrance, CA 90505

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, JUNE 26, 2001

                               ----------------

To Our Shareholders:

   Notice is hereby given that the Annual Meeting of Shareholders of Imperial Credit Industries, Inc. (the "Company") will be convened at 10:00 a.m. on Tuesday, June 26, 2001 at the Marriott Hotel, 3635 Fashion Way, Torrance, California 90503. At the Annual Meeting, shareholders will be asked to consider and vote on the following matters:

  1. Election of a Board of seven directors to serve for the ensuing year.

  2. The issuance of Common Stock or securities convertible into or exercisable for Common Stock equal to 20% or more of the Company's currently outstanding shares of Common Stock in connection with the proposed recapitalization transactions provided for in the Master Recapitalization Agreement by and among the Company and certain investors, dated March 29, 2001, including any amendments thereto, renegotiation thereof or in connection with any future recapitalization agreement reached in addition thereto or in lieu thereof.

  3. Approval of the Company's 2001 Long Term Stock Incentive Plan providing for grants of stock options and other stock-based incentive compensation awards to officers and key employees.

  4. Ratification of the appointment of KPMG LLP as our independent public accountants for the year ending December 31, 2001.

  5. Amendment of our Articles of Incorporation to change our corporate name.

  6. Amendment of our Articles of Incorporation to permit the Board of Directors to effect a reverse stock split of our outstanding Common Stock.

   Only those holders of Common Stock of record at the close of business on May 31, 2001, will be entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Irwin L. Gubman
                                          Irwin L. Gubman
                                          General Counsel and Secretary

Torrance, California
June 11, 2001

                       IMPERIAL CREDIT INDUSTRIES, INC.
               23550 Hawthorne Boulevard, Building 1, Suite 110
                              Torrance, CA 90505

                               ----------------

                                PROXY STATEMENT

                               ----------------

                 FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                   June 26, 2001, at 10:00 a.m. Pacific Time

   The Board of Directors of Imperial Credit Industries, Inc. (the "Company") is soliciting your proxy for use at our Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, June 26, 2001 at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503. The approximate date of mailing of this proxy statement and the enclosed proxy card is June 11, 2001.

                        VOTING AND RELATED INFORMATION

   Your shares will be voted as you direct on the accompanying proxy card. If you sign and date your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted as the Board of Directors recommends. You may revoke your proxy at any time prior to its exercise by notifying our Secretary in writing, by giving another proxy bearing a later date, or by attending and voting in person at the Annual Meeting.

Record Date and Quorum

   Only those holders of Common Stock of record at the close of business on May 31, 2001 will be entitled to vote at the Annual Meeting. As of that date, 32,096,361 shares of Common Stock were outstanding. You are entitled to one vote for each share you own, except that cumulative voting is authorized in the election of directors under the circumstances described below. A majority of the shares of Common Stock outstanding and represented by shareholders attending in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Proxies marked to abstain and proxies returned by brokers or other nominees that are not voted (so-called "broker non-votes") will be counted for purposes of determining a quorum.

Required Votes; Cumulative Voting

   In the election of directors, you may either vote "FOR" all nominees for election or withhold your votes from one or more nominees for election. The nominees who receive the most votes for the number of positions to be filled will be elected as directors. Votes that are withheld and broker non-votes will not be included in determining the number of votes cast.

   You will have cumulative voting rights in the election of directors. Under the cumulative voting method, you may multiply the number of shares you own by the number of directors to be elected and cast this total number of votes for any one candidate or distribute the total number of votes in any proportion among as many candidates as you desire. You may not cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and you or another shareholder give notice at the Annual Meeting, prior to the voting, of an intention to cumulate votes. The proxyholders appointed by the Board of Directors also have authority to cumulate votes as they see fit under these circumstances for as many nominees as they believe can be elected.

   The proposals to approve the potential issuance of Common Stock or securities convertible into or exercisable for Common Stock and our 2001 Long Term Stock Incentive Plan will each be approved if such proposal receives the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy. The number of affirmative votes for each proposal must also constitute a majority of the required quorum for the Annual Meeting. Abstentions and broker non-votes will not be included in determining the number of votes cast.

   The proposal to ratify the appointment of our independent public accountants will be approved if the number of shares voted in favor exceeds the number of shares voted against.

   The affirmative vote of a majority of the outstanding shares of our Common Stock is required to approve the amendments to the Articles of Incorporation to change our name and to effect the reverse stock split. Accordingly, for purposes of the votes to amend the Articles of Incorporation to change our name and to effect the reverse stock split, abstentions and broker non-votes will have the effect of votes against approval of the proposals.

Costs; Proxy Solicitation

   We will bear all costs of this solicitation. In addition to the solicitation of proxies by mail, our officers and employees may solicit proxies personally, by telephone or by other means of communication. They will not receive any additional compensation for these solicitations. We will request record holders of shares beneficially owned by others to send proxy material to the beneficial owners of such shares and will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for their reasonable expenses incurred in doing so.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   Our directors are elected annually to serve until the next annual meeting of shareholders and thereafter until their successors are elected and qualified. Our bylaws provide for a variable Board of Directors with a range of between five and nine members.

   Pursuant to the Recapitalization Agreement described in this proxy statement, the Board of Directors has agreed to set the authorized number of directors at seven. Also pursuant to the Recapitalization Agreement, the nominees for election as directors named herein include four persons proposed by the Signatory Debtholders referred to in the Recapitalization Agreement. One of these persons, Mr. Michael R. McGuire, was elected by action of the Board on April 25, 2001 to replace one of the three directors, Messrs. Perry
A. Lerner, Brad S. Plantiko and Stephen J. Shugerman, who resigned from our Board as provided in the Recapitalization Agreement. One of the other three nominees proposed by the Signatory Debtholders, Mr. Michael S. Riley, is included among the nominees to be elected at the Annual Meeting, but will not commence service as a director, unless and until all the recapitalization transactions contemplated by the Recapitalization Agreement are consummated.

   If elected, each nominee (other than Mr. Riley as explained above) is expected to serve until the 2002 Annual Meeting of Shareholders and thereafter until the director's successor is duly elected and qualified. All of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a director prior to the voting, the proxyholders will vote for a substitute nominee in the exercise of their best judgment.

   The Board of Directors has unanimously approved all of the nominees for director and recommends that you vote "FOR" all the nominees for director.

Information Concerning Nominees and Current Directors

   Information concerning the nominees and current directors based on data furnished by them is set forth below.

   Name                     Age                    Position with Company
   ----                     ---                    ---------------------
   H. Wayne Snavely........ 60  Chairman of the Board, Chief Executive Officer and President

   Robert S.
    Muehlenbeck(1)(2)...... 53  Director

   James P. Staes(2)....... 62  Director

   Michael R.
    McGuire(1)(2).......... 55  Director

   Michael S. Riley........ 48

   Theodore R. Maloney..... 40

   Charles E. Underbrink... 46

--------
 * All of such persons may be reached at: Imperial Credit Industries, Inc., 23550 Hawthorne Boulevard, Suite 110, Torrance, CA 90505.

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

   H. Wayne Snavely has been Chairman of the Board and Chief Executive Officer of the Company since December 1991 and President since February 1996. Mr. Snavely served as a director of Imperial Bank from 1975 to 1983 and from 1993 to January 1998. He serves on the Board of Visitors of the Graduate School of Business Management at Pepperdine University.

   Robert S. Muehlenbeck has been a director of the Company since December 1991. Mr. Muehlenbeck retired in 1998 as an Executive Vice President of Imperial Bank with primary responsibility for corporate finance and mergers and acquisitions. He also served as President of Imperial Ventures, Inc., Imperial Bank's venture capital small business investment company, and President of Imperial Capital Corp., an investment and mezzanine lending entity. Mr. Muehlenbeck was formerly the President of Seaborg, Incorporated and has been involved in commercial and residential real estate development and finance activities.

   James P. Staes has been a director of the Company since December 1999. Mr. Staes, a commercial banker and retired Navy Captain, served as President and Chief Executive Officer of Home Bank in Signal Hill, California from 1982 to 1996, and Vice Chairman of California United Bank from 1996 to 1997. Mr. Staes is a past President of the California Bankers Association and Southern California Community Bankers Association. Mr. Staes also served as a director of the Western Independent Bankers Association and as a member of the Conference of State Bank Supervisors.

   Michael R. McGuire has been a director of the Company since April 2001. He has been the President and Chief Executive Officer of Affinity Bank, Ventura, California since April 1996. From March 1987 to January 1996, Mr. McGuire was President and Chief Executive Officer of LaCumbre Savings Bank, Santa Barbara, California. Mr. McGuire is a director of the California Association of Industrial Banks and has served as its president in 1998 and 2001. He has been a commissioner of the City of Santa Barbara Housing Authority since 1992 and is a leading expert in affordable housing finance. He is also a director and the secretary of the Social Compact, a Washington, D.C. based organization promoting business investment in inner cities and is active in several community service non-profit organizations.

   Michael S. Riley has been Chairman of the Board of Holiday RV Superstores, Inc. since July 1999. Mr. Riley is also chairman and co-founder of Recreational Holdings, Inc., a holding company formed to acquire and develop companies in the leisure industry. Mr. Riley has practiced law for more than 20 years in the areas of mergers and acquisitions and corporate finance, including eight years as principal of the Ft. Lauderdale based firm of Yonge and Riley, LLP and as manager of the Fort Lauderdale practice for the regional law firm of Adorno & Zeder. His background also includes serving as an Assistant State Attorney in Florida and special counsel to federal and state law enforcement agencies.

   Theodore R. Maloney has been a partner in the law firm Nida & Maloney, LLP with offices in Santa Barbara and Los Angeles, California since 1994. He specializes in securities law, corporate finance, mergers and acquisitions, and debt restructuring. Prior to founding Nida & Maloney, LLP, Mr. Maloney practiced law with Milbank, Tweed, Hadley & McCloy from 1988 to 1994 and with Rogers & Wells from 1986 to 1988, both in Los Angeles, California. Mr. Maloney graduated Order of the Coif from the University of California Hastings College of Law and earned an A.B. degree in economics from Occidental College.

   Charles E. Underbrink has been Chairman of St. James Capital Corp. since August 1996 and Chairman of SJMB, LLC since January 1998, both companies specializing in merchant banking operations and fund management activities, based in Houston, Texas. Since June 1995, he also has served as a director and vice president of Hub, Inc. of which he is also a 50% shareholder. Mr. Underbrink serves on the Board of Directors of Somerset House Publishing, Inc., Black Warrior Wireline Corp., Industrial Holdings, Inc. and Monorail Computer Corporation. His background includes mortgage banking, corporate finance and securities law.

   Our directors hold office until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier resignation or removal. All officers are appointed by and serve at the discretion of the Board of Directors, subject to employment agreements, where applicable.

   No directors were involved in any petitions under the federal bankruptcy laws during the past five years, except that Mr. Snavely was the Chairman of the Board of Southern Pacific Funding Corporation, an affiliate which filed for Chapter 11 bankruptcy protection in October 1998.

Director Compensation

   Directors who are not employees of the Company receive a fee of $7,500 per quarter plus $500 per Board meeting attended. In addition, non-employee directors annually receive options (at the then current fair market value) to acquire 10,000 shares of our Common Stock, which vest and become exercisable after one year. Non-employee directors who are members of the Compensation and Audit Committees receive a fee of $500 for each committee meeting attended, if such meeting is held on a date other than a Board meeting date.

Board Meetings and Committees

   The Board of Directors held fourteen meetings in fiscal 2000.

   The Audit Committee met six times during 2000. The Audit Committee recommends the selection of independent accountants, meets with, and reviews the scope and findings of audit activities performed by, our internal auditors and independent accountants. Mr. Staes is the Chairman of the Audit Committee. The Compensation Committee, which determines executive compensation, met two times during 2000. Mr. Muehlenbeck is the Chairman of the Compensation Committee. Mr. Perry A. Lerner served as a member of both the Audit and Compensation Committees prior to his resignation from the Board in April 2001. The Board of Directors currently has no Nominating Committee.

Executive Compensation

   The following table provides information concerning the cash and non-cash compensation earned and received by our Chief Executive Officer and the four other executive officers whose salary and bonus during the fiscal year ended December 31, 2000 exceeded $100,000 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                              Long Term
                                                                             Compensation
                                               Annual Compensation              Awards
                                          ---------------------------------  ------------
                                   Fiscal                      Other Annual    Options
Name and Principal Position         Year   Salary   Bonus      Compensation    Granted
---------------------------        ------ -------- --------    ------------  ------------
H. Wayne Snavely..................  2000  $500,000 $500,000(6)   $24,767(1)        --
 Chairman, Chief Executive Officer  1999   500,000  500,000       76,558(1)    150,000
 and President                      1998   502,114      --        78,640(1)        --

Brad S. Plantiko..................  2000  $335,571 $300,000(6)   $14,151(2)        --
 Executive Vice President and       1999   175,000  225,471       63,828(2)    100,000
 Chief Financial Officer            1998    77,403   99,519       55,815(2)     84,000

Irwin L. Gubman...................  2000  $250,000 $300,000(6)   $15,851(3)        --
 General Counsel and Secretary      1999   210,385  100,000       64,703(3)    100,000
                                    1998   201,532  125,000       18,557(3)     26,800

John C. Getzelman.................  2000  $205,573      --       $13,469(4)        --
 President, Southern Pacific Bank   1999   196,285  100,000       16,614(4)     50,000
                                    1998    15,385      --           923(4)     50,000

Scott B. Sampson..................  2000  $300,000      --       $10,700(5)        --
 President, Coast Business Credit   1999   300,000 $391,000       10,228(5)        --
 Division of Southern Pacific Bank  1998   227,302  471,404       13,517(5)     67,000

--------
(1) In 2000, 1999 and 1998, consists of a car allowance paid by the Company of $18,000, $18,000 and $18,000, respectively, and aggregate contributions paid by the Company of $6,767, $58,558 and $60,640, respectively, under employee benefit plans.

(2) In 2000 and 1999, consists of a car allowance paid by the Company of $9,000 and $9,000, respectively, and aggregate contributions paid by the Company of $5,151 and $54,828, respectively, under employee benefit plans.

(3) In 2000, 1999 and 1998, consists of a car allowance paid by the Company of $9,000, $9,000 and $8,307, respectively, and aggregate contributions paid by the Company of $6,851, $55,703 and $10,250, respectively, under employee benefit plans.

(4) In 2000 and 1999, consists of a car allowance paid by the Company of $8,308 and $12,000, respectively, and aggregate contributions paid by the Company of $5,162 and $4,614, respectively, under employee benefit plans.

(5) In 2000, 1999 and 1998, consists of a car allowance paid by the Company of $6,000, $6,000 and $6,000, respectively, and aggregate contributions paid by the Company of $4,700, $4,228 and $7,517, respectively, under employee benefit plans.

(6) In 2000, consists of amounts paid primarily in connection with the successful completion of the acquisition of Imperial Credit Commercial Mortgage Investment Corp.

                 Option Grants, Exercises and Year End Values

                                                                              Potential Realized Value at
                                                                                Assumed Annual Rates of
                                                                                Stock Price Appreciation
                                                        Exercise                    for Option Term
                              2000       Percentage of   Price    Expiration ----------------------------
Name                     Options Granted Total Grants  Per Option    Date         5%            10%
----                     --------------- ------------- ---------- ---------- ------------- --------------
H. Wayne Snavely........        --             --%        $ --        --         $ --          $ --

Brad S. Plantiko........        --             --           --        --           --            --

Irwin L. Gubman.........        --             --           --        --           --            --

John C. Getzelman.......        --             --           --        --           --            --

Scott B. Sampson........        --             --           --        --           --            --

   Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                                                                    Value of all
                                                                                                    Unexercised
                                                                          Number of Unexercised     In-the-Money
                                                Number of Unexercised   Senior Management Options    Options at
                           Shares              Options at FY-End Under     at FY-End Under the        12/31/00
                         Acquired on  Value        the Option Plan             Option Plan          Exercisable/
Name                      Exercise   Realized Exercisable/Unexercisable Exercisable/Unexercisable Unexercisable(1)
----                     ----------- -------- ------------------------- ------------------------- ----------------
H. Wayne Snavely........      --        --         340,000/210,000             917,052/ --           $ -- /$ --

Brad S. Plantiko........      --        --          43,600/140,400                 -- / --            -- /  --

Irwin L. Gubman.........      --        --          86,720/140,080                 -- / --            -- /  --

John C. Getzelman.......      --        --             -- / --                     -- / --            -- /  --

Scott B. Sampson........      --        --          26,800/ --                     -- / --            -- /  --

--------
(1) Based on a price per share of $0.47, which was the price of a share of our Common Stock as quoted on the Nasdaq National Market at the close of business on December 31, 2000.

Employment Agreements

   Mr. Snavely entered into a five-year employment agreement with the Company as of January 1, 1997, at an annual base salary of $450,000, since increased to $500,000. He is also entitled to an annual bonus upon attainment of performance objectives established by the Compensation Committee of the Board of Directors. Under the agreement, Mr. Snavely's total cash compensation may not exceed $1.5 million annually.

   Pursuant to his employment agreement, Mr. Snavely is entitled to receive compensation following his termination, as follows: (1) on termination for cause, Mr. Snavely would be entitled to receive his base salary through the date on which termination occurs, and (2) on termination without cause (or for "good reason" as defined in the employment agreement), Mr. Snavely would be entitled to receive his base salary through the date of termination, together with the pro-rata portion of any cash bonus award he would be entitled to receive at year end and a severance amount equal to his base salary reduced by his projected primary social security benefit. The severance amount would be further reduced if he becomes employed by another company or becomes an independent contractor of another company and, except in the event of a change in control of the Company (as defined in the termination agreements described below), would be eliminated entirely if such other company is determined by our Board of Directors to compete with us.

Termination Agreements

   In January 1999, we entered into individual termination agreements with Messrs. Snavely, Gubman and Plantiko. The agreements provide for severance payments to these senior executives in the event of a change in control of the Company (as defined in the agreements) and their voluntary departures during the thirty-day period commencing on the first anniversary thereof or the termination of any one of these senior executives within three years of the change in control for any reason. The senior executives will receive a lump sum payment of three times their respective base salaries and their highest bonus earned in any of the last three fiscal years preceding the change in control and a percentage of their respective bonuses for the year in which the change of control occurs.

   In addition, we will continue to provide these senior executives with medical, dental, life insurance, disability and accidental death and dismemberment benefits until the third anniversary of the termination unless the executive becomes employed by another employer, in which case these coverages will be secondary to those provided by the new employer. All deferred compensation in respect of each senior executive will also become fully vested and we will pay in cash all such deferred compensation and any unpaid portion of the executive's bonus. Any amounts payable to an executive will include additional amounts to cover certain taxes resulting from those payments.

   The election of the four nominees proposed by investors in connection with the recapitalization transactions to be completed pursuant to the Master Recapitalization Agreement described in this proxy statement will constitute a change in control as defined in the termination agreements that will result in Messrs. Snavely, Plantiko and Gubman becoming entitled to the termination benefits thereunder if their employment terminates as described above. However, in Mr. Snavely's case, any benefits or payments provided under his termination agreement will be reduced by any benefits or payments he receives under his employment agreement as a result of his termination.

Report of the Compensation Committee

   The Compensation Committee sets and administers the policies governing our compensation program, including incentive and stock option plans. We participate in studies and surveys of compensation practices for comparable companies in our industry. The Committee considers these studies and surveys in determining executive base salary, bonus and long term stock based compensation. The Committee discusses and considers executive compensation matters and makes its decisions, subject to review by our Board of Directors.

   Our compensation policies are structured to link the compensation of the Chief Executive Officer, the Chief Financial Officer and our other executives and those of our subsidiaries with corporate performance. Through the establishment of annual and long-term compensation programs, we have aligned the financial interests of our executives with the results of our performance, which is designed both to put us in a competitive position regarding executive compensation and to help ensure corporate performance, thereby enhancing shareholder value.

   Our executive compensation philosophy is to set base salary at a conservative market rate and then to provide performance-based variable compensation which allows total compensation to fluctuate according to our earnings as well as value received by shareholders. Targeted levels of total executive compensation are set at levels that the Committee believes to be consistent with others in our industry, with such compensation increasingly weighted toward programs contingent upon our level of annual and long-term performance. As a result, the Named Executive Officers' actual compensation levels in any particular year may be above or below those of our competitors, depending upon our performance. Due to our disappointing performance in 2000, the Committee did not approve in 2001 any performance-based compensation awards to Messrs. Snavely, Plantiko or Gubman for the prior year. The awards paid to them in 2000 primarily related to their successful efforts in connection with the Company's acquisition of Imperial Credit Commercial Mortgage Investment Corp., a previously affiliated mortgage REIT.

   Section 162(m) of the Internal Revenue Code limits our tax deduction for compensation paid in excess of $1,000,000 to any one of the Chief Executive Officer and the four other most highly compensated executive officers unless
(i) that compensation was based upon attainment of pre-established, objective performance goals, (ii) the Compensation Committee consists only of "outside directors" as defined for purposes of Section 162(m), and (iii) the performance-based compensation has been approved by shareholders. All of the members of the Compensation Committee qualify as "outside directors." In 1998, shareholders approved our Executive Performance Compensation Plan. The Committee will continue to review our existing compensation program to determine the deductibility of future compensation paid or awarded under the program. The Committee will seek guidance with respect to changes to our existing compensation program that will enable us to continue to attract and retain key individuals while optimizing the deductibility to us of amounts paid as compensation.

   The Committee believes that its overall executive compensation program has been successful in providing competitive compensation appropriate to attract and retain highly qualified executives and also to encourage increased performance from the executive group, which should create added shareholder value.

   The Compensation Committee Report will not be deemed incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

                                          COMPENSATION COMMITTEE

                                          Robert S. Muehlenbeck, Chairman
                                          Perry A. Lerner

Report of the Audit Committee

   The Audit Committee is comprised of independent directors. It acts under a written Audit Committee Charter adopted and approved by our Board of Directors in 2001. Each of the members of the Audit Committee is "independent" as defined by the Audit Committee Charter and the Nasdaq Marketplace Rules. A copy of the Audit Committee Charter is attached as Appendix A to this proxy statement.

   The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and reporting process. Our independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee also meets with the internal auditors and with management to consider the adequacy of the Company's internal controls.

   The Audit Committee has reviewed and discussed our audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications With Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors' provision of non-audit services to us is compatible with the auditors' independence.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2000.

   The Audit Committee Report will not be deemed incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the same by reference.

                                          AUDIT COMMITTEE
                                          James P. Staes, Chairman
                                          Perry A. Lerner

                                PROPOSAL NO. 2

    APPROVAL OF ISSUANCE OF COMMON STOCK OR SECURITIES CONVERTIBLE INTO OR
               EXERCISABLE FOR COMMON STOCK IN RECAPITALIZATION

   At the Annual Meeting, you will be asked to approve the potential issuance of Common Stock or securities convertible into or exercisable for Common Stock equal to 20% or more of the Common Stock outstanding before the issuance for less than the greater of book or market value of the Common Stock in connection with recapitalization transactions substantially similar to those described in the Master Recapitalization Agreement by and among the Company and certain of our investors, dated as of March 29, 2001 (the "Recapitalization Agreement"), including any amendments thereto or renegotiation thereof, or in connection with any future recapitalization agreement reached in addition thereto or in lieu thereof without further approval of our shareholders. The amounts of Common Stock reflected in this description do not take into account the effect of the proposed reverse stock split described in this proxy statement. If the reverse stock split is approved by our shareholders and effected by our Board of Directors, the number of shares of Common Stock issuable pursuant to the Recapitalization Agreement will be reduced by a factor of two, three or four, depending on the reverse stock split ratio selected by the Board.

   The Board recommends approval of the issuance of Common Stock as described in this proxy statement to assist us in raising additional capital to aid our principal subsidiary, Southern Pacific Bank, in increasing its capital levels and improving its capital ratios. You should note, however, that approval of this proposal will also constitute a grant of authority to the Board to negotiate terms of recapitalization transactions that are materially different from those described in the Recapitalization Agreement if the Board believes that the circumstances so warrant.

   The Recapitalization Agreement and related documents, which have been filed as exhibits to our Annual Report on Form 10-K for 2000, will be provided upon written request without charge. Written requests should be sent to Imperial Credit Industries, Inc., 23550 Hawthorne Boulevard, Building 1, Suite 110, Torrance, California 90505, Attention: Investor Relations.

Reasons for Our Proposed Recapitalization

   Our principal subsidiary, Southern Pacific Bank (the "Bank"), is an industrial bank chartered by the State of California and our core businesses originate loans and leases funded primarily by the federally insured deposits of the Bank. The Bank is subject to the regulatory capital requirements of the California Department of Financial Institutions (the "DFI") under California law and the Federal Deposit Insurance Corporation (the "FDIC") regulations governing capital adequacy for institutions whose deposits are insured by the FDIC. If the Bank is unable to meet these regulatory capital requirements, or is determined to have other serious regulatory or supervisory problems, the FDIC and/or the DFI may impose regulatory restrictions or sanctions which would have a material adverse effect on our business and operations and that could ultimately include placing the Bank in conservatorship or receivership.

   As a result of a joint examination of the Bank by the FDIC and DFI as of June 26, 2000, the Bank consented to the issuance of an FDIC order to cease and desist from what the FDIC asserted were certain unsafe and unsound practices relating to the Bank's operations (the "FDIC Order"), dated December 15, 2000. The Bank also consented to a similar order issued by the DFI, dated December 27, 2000 (the "DFI Order," and, together with the FDIC Order, the "Regulatory Orders"). The Regulatory Orders impose a number of requirements, including, among others, under the FDIC Order that the Bank's equity capital be increased by $19 million by March 31, 2001, and by an additional $20 million in stages through December 31, 2001. The DFI Order requires the Bank to increase its adjusted tangible shareholder's equity by $29 million by March 31, 2001 and by an additional $15 million through June 30, 2001. In addition, the Bank must develop and adopt a detailed business plan acceptable to the FDIC and the DFI to control overhead and other expenses and restore the Bank to a sound condition, among other requirements. The Bank has informed the regulators that it did not meet the equity capital targets as of March 31, 2001, although it was "adequately capitalized" for risk-based capital purposes. The Bank has submitted a revised capital plan to the regulators for their approval. As of the date hereof, our revised capital plan has not been approved by the regulators. There can be no assurance that the revised capital plan will be approved or that further regulatory action will not be taken.

Recommendation of the Board of Directors

   As described above, the Bank is subject to the Regulatory Orders issued by the FDIC and the DFI under which the Bank was required to increase substantially the level of its regulatory capital beginning March 31, 2001. In addition, $41.05 million of the Company's outstanding indebtedness will mature and become payable in full on June 14, 2002. The Board of Directors believes that the most likely means of enabling the Bank to comply with the Regulatory Orders is a private offering of our equity securities, including debt securities convertible into equity securities, with the net proceeds of such issuances being made available to the Bank in the form of contributions to its equity capital. The Board further believes that a restructuring of the maturities of our outstanding indebtedness through an exchange of new debt securities for the existing indebtedness will be a necessary step in improving the financial condition of the Company and the Bank. The Recapitalization Agreement described in this proxy statement is intended to address these requirements.

   Although we hope that the Recapitalization Agreement will be consummated in accordance with its terms, we may find it necessary to amend or renegotiate the Recapitalization Agreement in its entirety at any time prior to completion of the proposed recapitalization. Without limiting the types of amendments which may be made to the Recapitalization Agreement, we may amend the Recapitalization Agreement to permit changes in timing and procedures for the individual transactions comprising the recapitalization, to change the type, terms, amount of or price per share of the securities to be offered or exchanged and make any other changes we deem to be in our best interests, including negotiation of an entirely new recapitalization agreement or other transaction with different parties.

   We believe the transactions contemplated by the Recapitalization Agreement or any future recapitalization agreement reached in addition to or in lieu thereof will be necessary to enable us to supply the Bank with a significant portion of the amounts and types of additional regulatory capital it needs to comply with the Regulatory Orders. In addition, we believe that raising the required amounts of capital will likely result in the issuance of 20% or more of our outstanding Common Stock (which includes securities convertible into Common Stock for this purpose) at a price less than the greater of book or market value before the issuance. We therefore believe approval of the issuance of Common Stock in connection with the Recapitalization Agreement or any other recapitalization agreement that we may negotiate, is necessary to maximize our ability, market conditions permitting, to increase the regulatory capital of the Bank in compliance with the Regulatory Orders. The Board of Directors further believes that absent approval of such issuance, we face a significant risk of regulatory action, which could ultimately include the appointment of a conservator or a receiver for the Bank. Such regulatory action would likely have a material adverse effect on our business and operations and our shareholders could lose their entire investment in Imperial Credit Industries, Inc.

   The Board of Directors, considering among other factors, the financial situation of the Company and the Bank, the alternatives available to comply with the Regulatory Orders, and the March 14, 2001 fairness opinion rendered by Houlihan, Lokey, Howard & Zukin based on a draft of the Recapitalization Agreement (and subsequently updated on April 13, 2001 to reflect the terms of the final Recapitalization Agreement) has unanimously determined that the proposed recapitalization transactions are fair to and in the best interests of the Company and our shareholders.

   The Board of Directors has unanimously approved the proposal and recommends that you vote "FOR" approval of the potential issuance of 20% or more of the outstanding Common Stock at less than the greater of book or market value in connection with recapitalization transactions substantially similar to those described in the Recapitalization Agreement, including any amendments thereto or renegotiation thereof, or in connection with any future recapitalization agreement reached in addition to or in lieu thereof, without further approval of our shareholders. Your proxy will be voted "FOR" the proposal unless you specify otherwise.

Fairness Opinion of Houlihan, Lokey, Howard & Zukin

   The Company retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") to render an opinion to the Board of Directors as to the fairness from a financial point of view to the Company's public shareholders who are not affiliates of the Company of the transactions described in the Recapitalization Agreement (collectively, the "Transactions"). Houlihan Lokey presented an opinion to the Board dated March 14, 2001 that the Transactions described in the then current draft of the Recapitalization Agreement were fair from a financial point of view to the Company's public shareholders who are not affiliates of the Company. On April 13, 2001, Houlihan Lokey delivered a new opinion, based upon its review of the revised terms set forth in the final Recapitalization Agreement, confirming as of March 28, 2001 their opinion that the Transactions are fair from a financial point of view to the Company's public shareholders who are not affiliates of the Company. Houlihan Lokey has performed financial advisory services for the Company in the past, including rendering an opinion regarding the fair market value of a termination fee contemplated in a management agreement between Imperial Credit Commercial Mortgage Investment Corp. and Imperial Credit Commercial Asset Management Corp., currently both subsidiaries of the Company.

   The Board retained Houlihan Lokey based upon Houlihan Lokey's experience in the valuation of businesses and their securities in connection with recapitalizations and similar transactions, especially with respect to banks and other financial institutions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

   On April 13, 2001, Houlihan Lokey delivered its written opinion to the Board to the effect that, as of March 28, 2001, on the basis of its analysis summarized below and subject to the limitations described below, the Transactions are fair to the Company's public shareholders who are not affiliates of the Company from a financial point of view. The Houlihan Lokey opinion does not address the underlying business decision to effect the Transactions; nor does it constitute a recommendation to any shareholder as to how they should vote at the Annual Meeting or a recommendation to any holder of the securities of the Company as to whether such holder should exchange such securities for other securities of the Company. Houlihan Lokey has no obligation to update the Houlihan Lokey opinion.

   The full text of Houlihan Lokey's opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached as Appendix B hereto and is incorporated herein by reference. The summary of the Houlihan Lokey opinion in this proxy statement is qualified in its entirety by reference to the full text of the Houlihan Lokey April 13, 2001 opinion. You are urged to read Houlihan Lokey's opinion in its entirety.

   As compensation to Houlihan Lokey for its services in connection with the Transactions, the Company agreed to pay Houlihan Lokey an aggregate fee of $460,000 in addition to Houlihan Lokey's expenses in connection therewith. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the Transactions, any other related transaction, or the conclusions reached in the Houlihan Lokey opinion. The Company also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey, and to reimburse Houlihan Lokey for certain expenses.

   Houlihan Lokey did not, and was not requested by the Company or any other person to, solicit third party indications of interest in acquiring all or any part of the Company or to make any recommendations as to the form or amount of consideration in connection with the Transactions, which consideration was determined through negotiations by the Company and Imperial Holdings Group, LLC, without the assistance of Houlihan Lokey. Houlihan Lokey was not asked to opine and does not express any opinion as to: (1) the tax consequences of the Transactions, including, but not limited to, tax or legal consequences to the Company or any of its shareholders; (2) the public market values or realizable value of the Company's securities or the prices at which the Company's securities may trade in the future following the Transactions; or (3) the fairness of any aspect of the Transactions not expressly addressed in its fairness opinion. Houlihan Lokey did not perform an independent appraisal of the assets of the Company or its subsidiaries nor was it provided any such appraisal. Further, Houlihan Lokey did not negotiate the Transactions.

   In arriving at its fairness opinion, among other things, Houlihan Lokey undertook the following:

  1) interviewed certain members of the senior management of the Company to discuss the historical operations, financial condition, future prospects and projected operations and performance of the Company and its subsidiaries;

  2) reviewed the Company's Form 10-K for the fiscal year ended 1999, Form 10-Q for the three quarters ended September 30, 2000, Form 8-K's filed on December 6, 2000 and February 7, 2001 and Company-prepared interim financial statements for the period ended December 31, 2000, which the Company's management had identified as the most current financial statements available;

  3) reviewed the Offering Memorandum for the Company dated March 8, 2001, and the supplement thereto dated March 27, 2001, which the Company's management identified as the most current version of the memorandum available;

  4) reviewed copies of the Board Presentation prepared by Friedman Billings Ramsey & Co. dated December 13, 2000, and the Board's Transaction Review Presentation as prepared by Imperial Capital, LLC dated January 31, 2001;

  5) reviewed the California Department of Financial Institutions Final Order and the Federal Deposit Insurance Corporation Order to Cease and Desist;

  6) reviewed the Company's Indenture for $200 million in 9.875% Senior Notes due 2007 dated January 23, 1997 (the "Indenture Agreement");

  7) reviewed various forecasts and projections for the fiscal year ended December 31, 2001 prepared by the Company's management with respect to the Company and each of its subsidiaries and operating divisions (the "Financial Forecasts");

  8) reviewed the historical market prices and trading volume for the Company's publicly-traded securities, and reviewed other publicly available information regarding the Company, including certain analyst reports and press releases;

  9) reviewed certain other publicly available financial data for certain companies that we deemed comparable to the Company;

  10) reviewed copies of the following documents and agreements delivered to Houlihan Lokey by the Company:

    . a list of the Company's major capital projects from 1999, 2000 and 2001;

    .  a copy of Southern Pacific Bank's Strategic Plan for 2001-2002;

    .  a summary of regulatory actions;

    . Company-prepared documentation on the debt obligations for certain operating divisions of the Company;

    .  the Recapitalization Agreement dated as of March 29, 2001; and

    .  Offering Memoranda issued between 1996 and 2000.

  11) reviewed certain other documents related to the Company delivered to Houlihan Lokey by the Company; and

  12) conducted such other studies, analyses and inquiries as Houlihan Lokey have deemed appropriate.

Analyses

   The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix B to this proxy statement. You are urged to read the full text of the Houlihan Lokey opinion carefully and in its entirety.

   Houlihan Lokey's analysis of the Transactions included the calculation and comparison of the following: (1) an analysis of the Company's current equity value and stock price as determined by the public market; (2) an analysis of the Company's equity value and stock price without taking the Transactions into account (the "Pre-Transactions Analysis"); (3) an analysis of the Company's equity value and stock price after taking the Transactions into account (the "Post-Transactions Analysis"); and (4) analysis of other strategic alternatives available to the Company.

   Houlihan Lokey performed the following analyses in order to determine the current market value of the Company without taking into consideration the
Transactions:

 Public Market Pricing

   Houlihan Lokey considered the Company's public market price to estimate the value of the Company. Houlihan Lokey calculated the aggregate market value of the Company's equity by multiplying the Company's stock price on March 9, 2001 by its shares outstanding on a fully diluted basis as of December 31, 2000 (which it understood is not materially different than the Company's shares outstanding as of March 9, 2001). The resulting market value of equity and per share indications, as calculated by Houlihan Lokey, totaled $33.1 million and $1.03, respectively.

 Pre-Transactions Analysis

   To determine the estimated equity value of the Company before taking the Transactions into consideration, Houlihan Lokey primarily used the following methodologies: (1) a market multiple approach; (2) a perpetuity discount model approach; and (3) a comparable transaction approach. The analyses required studies of the overall market, economic and industry conditions in which the Company operates and the historical operating results of the Company.

   Pre-Transactions Market Multiple Approach. Houlihan Lokey reviewed certain financial information of publicly traded comparable companies in the banking industry selected solely by Houlihan Lokey. The public comparable companies included: CVB Financial Corp.; FirstFed Financial Corp.; Hawthorne Financial Corp.; Humboldt Bancorp; ITLA Capital Corp.; PFF Bancorp; and Westamerica Bancorporation (collectively, the "Comparables"). Houlihan Lokey calculated certain financial ratios of the Comparables based on the most recent publicly available information. The analysis showed the following: (1) the ratio of the latest twelve months price to earnings ("LTM P/E") exhibited by the Comparables ranged from a low of 7.8x to a high of 17.0x; (2) the ratio of the next fiscal year price to earnings ("NFY P/E") exhibited by the Comparables ranged from a low of 7.2x to a high of 15.3x; and (3) the ratio of price to book value ("P/BV") for the Comparables ranged from a low of 1.05x to a high of 4.27x.

   Houlihan Lokey derived an indication of the market value of the equity for the Company by: (a) applying a selected LTM P/E multiple to the Company's representative net income for the fiscal year 2000, (b) applying a selected NFY P/E multiple to the Company's representative pro forma net income for the fiscal year 2001 based on its projected net income for the fiscal year 2000 without taking the Transactions into consideration; and (c) applying a selected P/BV multiple to the Company's book value for the fiscal year ended 2000. Based on the above, the resulting indications of the market value of the equity of the Company ranged from $16.4 million to $64.8 million.

   Pre-Transactions Perpetuity Discount Model Approach. Houlihan Lokey utilized the Financial Forecasts as prepared by management with respect to fiscal year 2001 without taking the Transactions into consideration.

To determine the Company's pro forma market value of equity, Houlihan Lokey calculated the Company's representative pro forma net income and applied risk-adjusted equity discount rates ranging from 17.0% to 21.0% and a range of growth rates ranging from 3.0% to 6.0%. Based on management's estimates and this analysis, the resulting indications of the pro forma market value of the Company's equity ranged from $39.3 million to $48.4 million.

   Pre-Transactions Comparable Transactions Approach. Houlihan Lokey reviewed the consideration paid in certain publicly announced acquisitions of banks and financial institutions. Such analysis yielded median multiple of 1.82x book value. In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations.

   No company or transaction used in the analysis described above was directly comparable to the Company. Accordingly, Houlihan Lokey reviewed the transactions to understand the range of multiples of earnings and book value paid for companies in the banking industry. Based upon the Company's representative book value as of fiscal year end 2000 and based upon the multiple of book value determined under the Pre-Transactions Comparable Transaction Approach, Houlihan Lokey calculated an indication of the market value of equity for the Company to be $49.0 million.

   The aforementioned Pre-Transactions Market Multiple Approach, Pre-Transactions Perpetuity Discount Model Approach and Pre-Transactions Comparable Transactions Approach provided Houlihan Lokey with an indication of the market value of the Company of approximately $46.0 million or $1.43 per share.

 Post-Transactions Analysis

   In order to determine the estimated equity value of the Company after taking the Transactions into consideration, Houlihan Lokey primarily used the following methodologies: (1) a market multiple approach; (2) a perpetuity discount model approach; and (3) a comparable transaction approach. The analyses required studies of the overall market, economic and industry conditions in which the Company operates and the historical operating results of the Company.

   Post-Transactions Market Multiple Approach. Houlihan Lokey reviewed certain financial information of publicly traded comparable companies in the banking industry selected solely by Houlihan Lokey. Houlihan Lokey calculated certain financial ratios of the Comparables based on the most recent publicly available information. The analysis showed that NFY P/E exhibited by the Comparables ranged from a low of 7.2x to a high of 15.3x. The analysis showed that P/BV for the Comparables ranged from a low of 1.05x to a high of 4.27x.

   Houlihan Lokey derived an indication of the pro forma market value of the equity for the Company by: (a) applying a selected NFY P/E multiple to the Company's representative pro forma net income for the fiscal year 2001 based on its projected net income for the fiscal year 2001, and (b) applying a selected P/BV multiple to the Company's book value for the fiscal year ended 2001. Based on the above, the resulting indications of the pro forma market value of the equity of the Company ranged from $142.0 million to $144.1 million.

   Post-Transactions Perpetuity Discount Model Approach. Houlihan Lokey utilized the Financial Forecasts as prepared by management with respect to fiscal year 2001. To determine the Company's pro forma market value of equity, Houlihan Lokey calculated the Company's representative pro forma net income and applied risk-adjusted equity discount rates ranging from 16.0% to 20.0% and a range of growth rates ranging from 3.5% to 6.5%. Based on management's estimates and this analysis, the resulting indications of the pro forma market value of the Company's equity ranged from $110.4 million to $139.2 million.

   Post-Transactions Comparable Transactions Approach. Houlihan Lokey reviewed the consideration paid in certain publicly announced acquisitions of banks and financial institutions. Such analysis yielded median multiples of 17.4x earnings and 1.82x book value. In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations.

   No company or transaction used in the analysis described above was directly comparable to the Company. Accordingly, Houlihan Lokey reviewed the transactions that constituted a part of our analysis to understand the range of multiples of earnings and book value paid for companies in the banking industry. Based upon the Company's pro forma representative earnings and book value and based upon the lowest and highest multiples of earnings and book value determined under the comparable transaction analysis, Houlihan Lokey calculated an indication of the market value of equity for the Company to be $130.0 million.

   The aforementioned Post-Transactions Market Multiple Approach, Post-Transactions Perpetuity Discount Model Approach, and Post-Transactions Comparable Transaction Approach provided Houlihan Lokey with an indication of the pro forma market value of the Company of approximately $132.3 million.

   After taking into consideration the present value of the Company's net operating loss carryforwards, after giving effect to the Transactions and other potentially dilutive factors such as management options associated with the Transactions, Houlihan Lokey calculated a pro forma market value of equity of $124.7 million. After giving appropriate consideration to a projected increase in the amount of shares outstanding as a result of the Transactions, the resulting indication of the value of a share of the Common Stock of the Company after giving effect to the Transactions was estimated to be $1.96 per share.

Strategic Alternatives

   Houlihan Lokey analyzed the Company's current financial situation and compared it to alternatives available in the market, including the Transactions. Given the current cease and desist order which creates an immediate need for a capital infusion, certain restrictions in the Indenture Agreement, and the current ownership of the Company's bonds, the Transactions will allow the Company to raise capital without the adverse consequences and limitations of the Indenture Agreement. Further, management indicated that should the Transactions not occur, the Company would have to engage in a self-liquidating scenario which would ultimately raise concerns about the Company's ability to operate as a going concern. The Transactions benefit the Company's common shareholders, as the Company's current financial position potentially causes all equity value to be nominal or speculative if the existing bonds must be redeemed.

   Houlihan Lokey's analysis further determined that given the Company's current financial situation, market perception, Indenture Agreement restrictions, cost of capital and other factors, there were few alternatives in the capital markets in the form of reasonably priced debt, preferred stock and/or other equity offering available to the Company.

Conclusion

   Houlihan Lokey's analyses derived a market value of equity and per share value of the Company of $33.1 million and $1.03 per share of Common Stock, respectively, without giving consideration to the Transactions. Houlihan Lokey's analyses derived a market value of equity and per share value of the Company of $124.7 million and $1.96 per share, respectively, after giving effect to the Transactions. Based on the above analyses, Houlihan Lokey determined that the Transactions are fair, from a financial point of view, to the Company's public shareholders.

   As a matter of course, the Company does not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered Financial Forecasts for the year ending December 31, 2001. These Financial Forecasts were prepared by the management of the Company. The Financial Forecasts were prepared under market conditions as they existed as of approximately February 28, 2001 and management does not intend to provide Houlihan Lokey with any updated or revised Financial Forecasts in connection with the Transactions. The Financial Forecasts do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes in the business, financial condition or results of operation of the Company, may cause the Financial Forecasts or the underlying assumptions to be inaccurate. As a result, the Financial Forecasts should not be relied upon as necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on such Financial Forecasts.

   In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. gross domestic product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's April 13, 2001 opinion is based on the business, economic, market and other conditions as they existed as of March 28, 2001 and on the Financial Forecasts provided to Houlihan Lokey as of such date. In rendering its opinion, Houlihan Lokey has relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Houlihan Lokey by the management of the Company, including the Financial Forecasts, that such information was reasonably prepared and reflects the best currently available estimates of the financial results and condition of the Company; and that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion. Houlihan Lokey did not independently verify the accuracy or completeness of the information supplied to it with respect to the Company and does not assume responsibility for it. Houlihan Lokey did not make any independent appraisal of the specific properties or assets of the Company.

   The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey's fairness opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to the Company, the Transactions, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of the Company are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Nasdaq Shareholder Vote Requirement

   Our Common Stock is listed for trading on the Nasdaq National Market. As a result, we must comply with Nasdaq corporate governance rules contained in the Nasdaq Marketplace Rules. Nasdaq Marketplace Rule 4350(i)(l)(D) requires shareholder approval of securities issuances in a non-public offering where:

  . the securities issued are common stock or securities convertible into or exercisable for common stock;

  . the price of the securities is less than the greater of the market or book value of the common stock; and

  . the proposed issuance (including concurrent sales by officers, directors or substantial shareholders) would result in the issuance of 20% or more of the common stock or voting power of the issuer before issuance.

   Additionally, Nasdaq Marketplace Rule 4350(i)(l)(B) requires shareholder approval of the issuance of securities by us that would result in a change of control. There is no concrete test to determine the amount of securities that we may issue to a party without triggering Nasdaq Marketplace Rule 4350(i)(l)(B). Depending on the facts and circumstances, the issuance by us of a small amount of securities may be deemed to result in a change of control where an investor acquires a sizeable portion of our outstanding voting securities.

   We are seeking shareholder approval under both Nasdaq Marketplace Rule 4350(i)(l)(B) and Rule 4350(i)(l)(D)(i) and (ii).

   In order to effect the recapitalization transactions described in this proxy statement, our shareholders must authorize the issuance of in excess of 20% of the number of shares of our Common Stock outstanding as of the date of the Recapitalization Agreement at a price less than the greater of book or market value. On March 29, 2001, the effective date of the Recapitalization Agreement, 32,096,361 shares of Common Stock were issued and outstanding. Pursuant to the Recapitalization Agreement, we may issue between 11,753,852 and 38,600,000 shares of Common Stock, including shares of Common Stock underlying the warrants and convertible securities described below, representing between 37% and 120% of our outstanding Common Stock, respectively. The book value per share of our Common Stock was $1.25 at March 31, 2001. On June 4, 2001 the closing price of our Common Stock was $1.18.

   We cannot be certain what form the Recapitalization Agreement will eventually take. We also believe that any future recapitalization agreement that may be reached in addition to or in lieu of the Recapitalization Agreement will likely result in the issuance of 20% or more of our Common Stock at a price less than the greater of book or market value before issuance. The Board of Directors therefore believes that the approval of the proposal described herein is advisable in order to assure that we have sufficient flexibility to issue Common Stock (including securities convertible into or exchangeable for Common Stock) at prices that may be less than the greater of the book or market value before issuance as market opportunities arise in order to raise the capital necessary to comply with the Regulatory Orders described above. The eventual issuance of Common Stock or securities convertible into or exercisable for Common Stock may or may not be on the exact terms of the Recapitalization Agreement summarized in this proxy statement. We have no current plans, however, to issue Common Stock or securities convertible into or exercisable for Common Stock at a price less than the greater of book or market value for any purpose other than meeting the requirements of the Regulatory Orders, or in connection with the potential settlement of class action litigation.

Financing Alternatives Considered

   Shortly after the issuance of the Regulatory Orders and prior to the commencement of the discussions that ultimately led to the Board's approval of the Recapitalization Agreement, the Board of Directors and management, in consultation with our then financial advisor, Friedman, Billings, Ramsey & Co. ("Friedman Billings"), began considering various means of raising the needed equity capital.

   At the December 13, 2000 meeting of the Board of Directors, Friedman Billings proposed that the Board consider a recapitalization plan that would have involved a very substantial issuance of Common Stock to raise funds to provide capital to the Bank and to undertake an exchange of new debt securities for our outstanding debt securities. No specific investors were identified as having indicated a willingness to participate in such a transaction, nor were any specific terms proposed. In general, however, the Board was advised that the amount of Common Stock that it would be necessary to issue would result in a very substantial reduction in the percentage ownership interest of our existing shareholders. Friedman Billings further expressed its view, after taking into consideration the financial condition of the Bank and the aggregate amount of our outstanding indebtedness, that a sale of the Company at that time would not be likely to result in any significant value being payable to the Company's shareholders. In this connection, it was noted that approximately $43 million of the Company's outstanding indebtedness would mature and become payable in full on June 14, 2002 and also that a merger or acquisition of the Company, or any other transaction or series of transactions that would constitute a change of control of the Company could result in the Company being required to repurchase up to $217.85 million of its outstanding indebtedness at a price of 101% of the principal amount thereof under the terms of the indentures for such indebtedness. After consideration of the alternatives that then appeared to be available, the Board of Directors authorized management and Friedman Billings to seek to develop Friedman Billings' proposed general recapitalization plan into a specific proposed transaction and to approach potential investors to gauge their potential interest in pursuing such a transaction.

   Shortly after the December 13, 2000 Board meeting, management first became aware that an entity, which it subsequently learned was Imperial Holdings Group, LLC ("Imperial Holdings"), had acquired a majority in principal amount of our two principal outstanding classes of debt securities and was thus in a position to prevent successful completion of any debt restructuring plan to which it did not agree. Upon learning this information, management and our Board of Directors concluded that it would be advisable to seek to reach an agreement with Imperial Holdings regarding a recapitalization plan for the Company and the Bank. We retained Imperial Capital, LLC, an investment bank in which we own an approximate 38% interest, for this purpose.

   After extensive negotiation, a tentative agreement was reached that was embodied in a nonbinding letter of intent dated January 24, 2001, and we issued a press release regarding the general terms of the proposed transactions. After further extensive negotiations and communications with other potential investors to determine their interest in participating in the recapitalization transactions, the Company and Imperial Holdings entered into negotiations with the parties who ultimately agreed to become the Senior Secured Debt Purchasers who are parties to the Recapitalization Agreement.

Summary of Recapitalization Agreement

   The Recapitalization Agreement was executed on March 29, 2001 by the Company, the Signatory Debtholders and certain other investors referred to collectively in the Recapitalization Agreement as the "Senior Secured Debt Purchasers." The Signatory Debtholders hold approximately $25 million and $87 million of our 10.25% Remarketed Redeemable Par Securities, Series B (the "ROPES") and 9.875% Senior Notes due 2007 (the "Old Senior Notes").

   The Signatory Debtholders consist solely of Imperial Holdings. The principal equity owners of Imperial Holdings are Michael S. Riley and William
E. Curtis. Mission Capital, LLC which is an affiliate of the law firm of Nida & Maloney, LLP, owns a less than 5% equity interest in Imperial Holdings. The Senior Secured Debt Purchasers are entities and individuals who are not affiliated with the Company or Imperial Holdings. Messrs. Riley and Curtis formed Imperial Holdings for the purpose of investing in our securities and effecting a consensual recapitalization of the Company and the Bank.

   The Recapitalization Agreement provides for the restructuring of our outstanding senior indebtedness and the issuance of new equity and debt securities of the Company through the following recapitalization transactions:

  1. Senior Secured Debt Private Placement

       We sold an aggregate of $16,200,000 aggregate principal amount of 12% Senior Secured Notes due April 30, 2002 (the "Senior Secured Debt") in a private placement on March 30, 2001. The purchasers of the Senior Secured Debt are referred to herein and in the Recapitalization Agreement as the "Senior Secured Debt Purchasers."

  2. Debt Exchange

       We intend to exchange (the "Debt Exchange") for our existing 10.25% Resettable Rate Debentures, 9.875% Senior Notes due 2007 and 9.75% Senior Notes due 2004 (collectively, the "Old Notes"):

    . approximately $146,154,350 of Senior Secured Notes due 2005 ("Exchange Notes");

    .  up to 2,000,000 shares of our Common Stock, no par value; and

    . warrants to purchase up to an additional 7,000,000 shares of Common Stock with an exercise price of $2.15 per share (the "Debt Exchange Warrants").

  3. Secured Convertible Subordinated Debt Placement

       On or following consummation of the Debt Exchange, we intend to issue and sell $10,000,000 or more in aggregate principal amount of 12% Secured Convertible Subordinated Notes due 2005 (the "Secured

      Convertible Subordinated Debt") that will be convertible after three years into Common Stock at a conversion price of $1.25 per share to accredited investors in a private placement (the "Secured Convertible Subordinated Debt Placement").

  4. Common Stock Issuance

      In connection with the Debt Exchange, we are also obligated under the Recapitalization Agreement to issue up to 7,040,000 shares of our Common Stock to the Signatory Debtholders, subject to reduction in certain events (see "Price Protection Provision" below).

  5. Senior Secured Debt Exchange

      Upon consummation of the Debt Exchange and the Secured Convertible Subordinated Debt Placement, all of the Senior Secured Debt will be exchanged for $18,200,000 aggregate principal amount of Exchange Notes, 249,052 shares of Common Stock and Debt Exchange Warrants to purchase up to an additional 871,681 shares of Common Stock. The Senior Secured Debt Purchasers will thereafter have the right through March 31, 2002 to elect to exchange all or a portion of their Exchange Notes and related shares of Common Stock and Debt Exchange Warrants into an equal aggregate principal amount of Secured Convertible Subordinated Debt.

Description of Terms of the Senior Secured Debt and the Debt Exchange

 Senior Secured Debt.

   Principal Terms. The Senior Secured Debt has the following principal terms:

     Title:                   Senior Secured Notes due April 30, 2002

     Principal:               $16,200,000 aggregate principal amount

     Maturity:                April 30, 2002.

     Interest:                12.0% per annum, payable semi-annually in cash in
                              arrears. The interest rate on the Senior Secured
                              Debt will increase to 20% per annum on November
                              1, 2001 if the Debt Exchange is not consummated
                              with respect to the Signatory Debtholders on or
                              before that date.

     Security:                The Senior Secured Debt is secured by our pledge
                              of all the Bank's common stock, preferred stock
                              and subordinated debentures that we hold.

     Ranking: The Senior Secured Debt is pari passu with the Old Notes, except to the extent, as described above, that the Senior Secured Debt is secured by our assets.

   Mandatory Exchange. Upon the later to occur of ten business days after we give notice to the Senior Secured Debt Purchasers of (a) the occurrence of the closing of the Debt Exchange and (b) the satisfaction of all of the conditions described in the following paragraph, the Senior Secured Debt will be deemed to have been automatically exchanged for Exchange Notes, shares of Common Stock and Debt Exchange Warrants on the basis of the following exchange ratios: (i) for each $1,000 principal amount of Senior Secured Debt, we will issue to the holder thereof $1,123.45679 principal amount of Exchange Notes and (ii) for every $1,000 principal amount of Exchange Notes so issued, (x)
13.684163 shares of Common Stock and (y) Debt Exchange Warrants to purchase
47.894572 shares of Common Stock (collectively, the "Initial Secured Debt Exchange").

   The conditions to the mandatory exchange described above are that (i) the Debt Exchange shall have occurred, (ii) we shall have provided evidence to the Senior Secured Debt Purchasers that the Exchange Notes to be held by them are duly registered under federal securities law, (iii) the Secured Convertible Subordinated Debt

Placement shall have been consummated and we shall have contributed the net proceeds thereof to the Bank, and (iv) as of the date of the last to occur of the conditions described in the preceding clauses (i) through (iii), either
(a) the Bank shall be in compliance with the provisions of the Regulatory Orders then required to be satisfied, or (b) if the Bank is not in compliance, neither the FDIC nor the DFI shall have taken or threatened to take any action adverse to us or the Bank as a result of such noncompliance and (v) we provide evidence to the Senior Secured Debt Purchasers that the Collateral Agency and Security Agreement provided for in the Recapitalization Agreement creates a valid and perfected first priority security interest in the Collateral (as defined in the Collateral Agency and Security Agreement) in favor of the Collateral Agent for the benefit of the holders of the Exchange Notes.

   At any time during the period (the "Election Period") commencing with the issuance of the Exchange Notes to the Senior Secured Debt Purchasers and ending on March 31, 2002 (the "Election Expiration Date"), each holder of Exchange Notes issued in exchange for the Senior Secured Debt will have the right to exchange the Exchange Notes held by such holder for Secured Convertible Subordinated Debt with the same aggregate principal amount as that of the Exchange Notes so exchanged (the "Exchange for Convertible Debt"). A holder may only make such an election by providing us with written notice prior to the expiration of the Election Period and such holder is required as part of such exchange to surrender to us the number of shares of Common Stock and Debt Exchange Warrants it received in the Initial Secured Debt Exchange with respect to the Exchange Notes as to which such exchange is being made. Any of such Exchange Notes that are not so exchanged are hereinafter referred to as the "Retained Exchange Notes."

   Price Protection Provision. Holders of Retained Exchange Notes will be entitled to certain price protection in respect of such notes to the extent provided in the Recapitalization Agreement. The following summary description of the price protection provisions is qualified in its entirety by reference to the Recapitalization Agreement.

   The holders of the Retained Exchange Notes, if any, will be entitled to receive additional amounts of Exchange Notes in connection with their sale of Retained Exchange Notes if, with respect to specified types of sales ("Private and Limited Public Sales"), the Average Trading Price (as defined in the Recapitalization Agreement) of the Exchange Notes during the 30-day period ending on the last day of the month preceding the month in which such sale occurs is less than 89% or, for other specified types of sales ("Certain Public Sales"), if their net proceeds from such sale is less than 89% of the principal amount of the Retained Exchange Notes that are sold. In any such event, each of such holders will be entitled to receive from us, pro rata in accordance with the respective aggregate principal amounts of such Retained Exchange Notes held by such holder, such additional principal amounts of Exchange Notes as will yield to such holder net proceeds equal to the difference, expressed as a dollar amount, between (i) 89% of the aggregate principal amount of the Retained Exchange Notes sold by such holder and either
(ii) as to Private and Limited Public Sales, the sum of (a) the Average Trading Value (as defined in the Recapitalization Agreement) of such Retained Exchange Notes and (b) the net proceeds, if any, resulting from the Required Concurrent Actions (as defined below) or (iii) as to Certain Public Sales, the sum of (x) the net proceeds from such sale of Retained Exchange Notes and (y) the net proceeds, if any, resulting from the Required Concurrent Actions; provided, that in either event, the maximum principal amount of additional Exchange Notes so issuable to all such holders in the aggregate will be limited to $5 million (the aggregate principal amount of such additional Exchange Notes, if any, required to be so issued being hereinafter referred to as the "Additional Note Principal Amount").

   All sales of Retained Exchange Notes by a holder will be aggregated for purposes of calculating the additional Exchange Notes to be issued to such holder pursuant to the price protection provisions of the Recapitalization Agreement. In other words, sales of Retained Exchange Notes made above the 89% of principal amount threshold by a holder will be taken into account in determining the amount of Exchange Notes, if any, issuable to such holder as a result of sales below the 89% threshold.

   The term "Required Concurrent Actions" means the following actions that each holder of Retained Exchange Notes will be required to take in connection with receiving the benefits of the price protection provision provided for in the Recapitalization Agreement, as described above. Each such holder will be required to use commercially reasonable efforts to sell, concurrently with such holder's sale of its Retained Exchange Notes, the number of the shares of Common Stock and the Debt Exchange Warrants received in the Initial Secured Debt Exchange with respect to the Retained Exchange Notes being sold. If either or both of such Common Stock and Debt Exchange Warrants cannot be sold, such holder must surrender to us promptly following such sale of Retained Exchange Notes, the Common Stock and/or Debt Exchange Warrants not sold and such securities will be valued at zero.

 The Debt Exchange.

   The Signatory Debtholders have represented to us in the Recapitalization Agreement that they hold a majority in principal amount of each of the ROPES and the Old Senior Notes and have agreed to exchange all of the ROPES and Old Senior Notes held by them for the securities and on the terms summarized below. The Exchange Offer will also be made to all other holders of ROPES, Old Senior Notes and the Company's 9.75% Senior Notes due 2004 (the "Old Junior Notes"). The outstanding principal amounts of the ROPES, the Old Senior Notes and the Old Junior Notes (collectively, the "Old Notes") are, as of December 31, 2000, approximately $42.9 million, $165.9 million and $10.9 million, respectively.

   Principal Terms. In the Debt Exchange, the Company will offer a reduced principal amount of Exchange Notes to the holders of the Old Notes in exchange for their Old Notes together with, at no additional cost, up to two million shares of Common Stock and Debt Exchange Warrants on the following basis:

     Exchange Ratios:         The following principal amounts of Exchange Notes
                              will be exchanged for the following percentages
                              of the principal amounts of the respective series
                              of Old Notes:

                              50.0% of the Old Junior Notes

                              65.0% of the Old Senior Notes

                              80.0% of the ROPES

                              In addition, exchanging holders of Old Notes will (as described above) be issued 13.684163 shares of Common Stock and Debt Exchange Warrants to purchase 47.894572 shares of Common Stock for each $1,000 principal amount of Exchange Notes issued to them in exchange for their Old Notes.

     Exit Consents:           In the Debt Exchange, exchanging holders of Old
                              Notes (other than Old Junior Notes) will be
                              required to consent to amendments to the
                              indentures governing the Old Notes that will
                              delete existing protective covenants, including
                              the change of control provisions of the Old
                              Notes. The consents with respect to a majority in
                              principal amount of the ROPES and Old Senior
                              Notes were obtained from the Signatory
                              Debtholders as a result of their execution of the
                              Recapitalization Agreement.

     Severability:            The Exchange Notes, Common Stock and Debt
                              Exchange Warrants to be issued in the Debt
                              Exchange will be tradable as separate securities.

   Exchange Notes. The Exchange Notes will have the following principal terms:

     Title:                   12% Senior Secured Notes due 2005

     Principal:               Up to approximately $146,154,350 aggregate
                              principal amount, if all outstanding Old Notes
                              are exchanged in the Debt Exchange.

     Interest:                12.0% per annum, payable semi-annually in cash in
                              arrears.

     Maturity:                          , 2005 (4 years from date of issuance).

     Security:                The Exchange Notes will be secured by our pledge
                              of all the Bank's common stock, preferred stock
                              and subordinated debentures that we hold, with
                              the security interest in such collateral being
                              subordinate to that of the Senior Secured Debt
                              Purchasers during such period as the Senior
                              Secured Debt remains outstanding.

     Ranking: The Exchange Notes will be pari passu with any of the Old Notes that remain outstanding after the Debt Exchange, except to the extent, as described above, that the Exchange Notes are secured by our assets and will be subordinate to the Senior
                              Secured Debt for such period as the Senior
                              Secured Debt remains outstanding after the Debt
                              Exchange.

     Covenants:               The indenture for the Exchange Notes will include
                              financial covenants with which the Company must
                              comply. These covenants, which will generally be
                              similar but not identical to those contained in
                              the indenture for the Old Senior Notes, will
                              include, among others, (1) restrictions on the
                              payment of dividends, repurchases of stock and
                              certain other "restricted payments", (2)
                              limitations on the incurrence of additional debt
                              by the Company and (3) a requirement that the
                              Company offer to purchase the Exchange Notes of
                              each holder at a purchase price equal to 101% of
                              the principal amounts thereof in the event of a
                              Change of Control of the Company (as defined in
                              the indenture).

   Debt Exchange Warrants. The warrants to purchase up to seven million shares of Common Stock will be issued on the following terms:

     Exercisable:             Commencing on August 1, 2002.

     Exercise Price:          $2.15 per share.

     Expiration:              Seven years from date of issuance.

     Optional Redemption:     The Debt Exchange Warrants will be redeemable by
                              us at a redemption price of $.01 per share upon
                              notice given at any time that the arithmetic mean
                              of the Current Market Prices of the Common Stock
                              for a period of 20 consecutive trading days
                              equals or exceeds $3.00.

Secured Convertible Subordinated Debt

   Secured Convertible Subordinated Debt Placement. The Secured Convertible
Subordinated Debt will be offered on the following terms:

     Title:                   12% Secured Convertible Subordinated Notes due
                              2005.

     Principal:               $10,000,000 or more in aggregate principal
                              amount, together with up to an additional
                              $18,200,000 aggregate principal amount of Secured
                              Convertible Subordinated Debt that may be issued
                              in exchange for Exchange Notes issued to the
                              Senior Secured Debt Purchasers.

     Maturity:                        , 2005, (one month after the maturity
                              date of the Exchange Notes), unless earlier
                              redeemed at the option of the Company.

     Interest:                12.0% per annum, payable semi-annually in cash in
                              arrears, except that up to 50% of such interest
                              may, at the election of the Company, be paid
                              through the issuance of additional Secured
                              Convertible Subordinated Debt to the holders
                              thereof.

     Ranking: The Secured Convertible Subordinated Debt will be subordinate to the Exchange Notes, and any then outstanding Senior Secured Debt. The Secured
                              Convertible Subordinated Debt will be pari passu with any of the Old Notes that remain outstanding after the issuance of the Secured Convertible
                              Subordinated Debt, except to the extent, as described below, that the Secured Convertible
                              Subordinated Debt is secured by our assets.

     Conversion:              Commencing on the third anniversary of the date
                              of issuance, the Secured Convertible Subordinated
                              Debt will be convertible into shares of Common
                              Stock at a conversion price of $1.25 per share,
                              subject to adjustment in the event of stock
                              splits, reverse stock splits and other specified
                              events.

     Security:                The Secured Convertible Subordinated Debt will be
                              secured on a subordinated basis by our pledge of
                              all the Bank's common stock, preferred stock and
                              subordinated debentures that we hold. With
                              respect to realization on the security, the
                              Secured Convertible Subordinated Debt will be
                              subordinate to the Exchange Notes, and any then
                              outstanding Senior Secured Debt.

   Issuance of Common Stock to Signatory Debtholders. In consideration of their pre-offering commitment to exchange their Old Notes as part of the Debt Exchange, the Recapitalization Agreement provides that we will issue up to 7,040,000 shares of Common Stock to the Signatory Debtholders (the "Signatory Debtholder Shares"). 5,040,000 shares of Common Stock will be issued to the Signatory Debtholders concurrently with the consummation of the Debt Exchange but in no event (except as provided below) later than July 1, 2001. Promptly after the Election Expiration Date, if we are not required to issue additional Exchange Notes to any holder of Retained Exchange Notes, we will issue two million additional shares of Common Stock to the Signatory Debtholders. If additional Exchange Notes are required to be issued to any holder of Retained Exchange Notes, the total amount of additional shares of Common Stock, if any, to be issued by us to the Signatory Debtholders will be equal to (x) two million, reduced by (y) 800 shares of Common Stock for each $1,000 in principal amount of additional Exchange Notes required to be issued to the holders of the Retained Exchange Notes.

   The Recapitalization Agreement provides that if the approval of the issuance of our Common Stock required by the Nasdaq Marketplace Rule described herein is not obtained by July 1, 2001, we will (1) issue to the Signatory Debtholders the maximum number of Signatory Debtholder Shares then permitted to be issued without approval of our shareholders under applicable Nasdaq Marketplace Rules (such number of shares, the "Issued Number of Shares") and
(2) in lieu of any further issuance of the Signatory Debtholder Shares, issue promissory notes, payable in full on the first anniversary of issuance, in an aggregate principal amount equal to the product of (x) the number of Signatory Debtholder Shares required to be issued, as described above, less the Issued Number of Shares (such amount, the "Unissued Share Amount") and (y) $3.00; but subject to a maximum aggregate principal amount of $1,872,000. We will have the option to repay in full all of such notes by issuing to the holders thereof a number of shares of Common Stock equal to the Unissued Share Amount. Such notes, if required to be issued, would have terms, other than conversion rights and their maturity date, identical to the terms of the Secured Convertible Subordinated Debt described above.

   Timing. Under the terms of the Recapitalization Agreement, we and the other signatories thereto agreed to use commercially reasonable efforts to complete the issuance of the Senior Secured Debt on or before

March 31, 2001 and to complete the Debt Exchange and the Secured Convertible Subordinated Debt Placement by June 15, 2001. We completed the issuance of the Senior Secured Debt on March 30, 2001. There is no assurance as to the date by which we will be able to complete the remaining recapitalization transactions.

Registration Obligations

   The Common Stock proposed to be issued pursuant to the Recapitalization Agreement will not be registered under the Securities Act of 1933 (the "Securities Act") and may not be resold by the acquirors thereof absent such registration or the availability of an applicable exemption from the registration requirements of the Securities Act. In connection with the Recapitalization Agreement, we have agreed that we will register (generally within 120 days after the issuance of each category of such securities) the Exchange Notes, the Secured Convertible Subordinated Debt, the Common Stock issued as part of the Debt Exchange, the Common Stock issued as part of the Initial Secured Debt Exchange and the Common Stock underlying the Secured Convertible Subordinated Debt and the Debt Exchange Warrants. The foregoing registration requirements will be complied with in accordance with the provisions of a Registration Rights Agreement. We have also agreed to use our best efforts to register the Exchange Notes that will be issuable in exchange for the Senior Secured Debt within 120 days after such issuance. The foregoing registration requirements in respect of the Exchange Notes will be complied with in accordance with the provisions of a separate Exchange Note Registration Rights Agreement.

Interests of Certain Persons in the Recapitalization Agreement

   The Recapitalization Agreement provides that a management stock option pool is to be established for grants of stock options in the discretion of our Board's Compensation Committee for 1,500,000 shares of Common Stock with an exercise price of $1.25 per share. Under the Recapitalization Agreement, the allocation of these options may be determined by the existing Compensation Committee. The Compensation Committee granted options to purchase 1,000,000 shares to our President and Chief Executive Officer, H. Wayne Snavely, and options to purchase 250,000 shares each to our Chief Financial Officer, Brad
S. Plantiko and our General Counsel, Irwin L. Gubman. See "Approval of the 2001 Long Term Stock Incentive Plan -- New Plan Awards."

   As described above, four of the nominees for election as directors of the Company have been proposed by the Signatory Debtholders as provided for in the Recapitalization Agreement. The election and qualification of these nominees will constitute a change in control of the Company that will result in severance amounts becoming payable to Messrs. Snavely, Plantiko and Gubman, if they voluntarily terminate their employment upon the expiration of one year thereafter or if they are terminated by the Company within three years thereafter. See "Election of Directors -- Termination Agreements." In addition, the exercise periods of any outstanding stock options held by Messrs. Snavely, Plantiko and Gubman will be extended. Such options will be exercisable for the earlier of a period of three years after termination of their employment or until the options expire according to their terms. The exercise periods for outstanding options held by Messrs. Lerner and Shugerman, for 191,422 and 278,524 shares of Common Stock, respectively, will also be extended as described above. Messrs. Lerner and Shugerman resigned from our Board of Directors pursuant to the terms of the Recapitalization Agreement.

   We will pay the reasonable out of pocket fees and expenses incurred by the Signatory Debtholders in connection with the Recapitalization Agreement, including, without limitation, the fees and expenses of their legal counsel (corporate, tax, regulatory and other) up to a maximum of $750,000 plus such additional sums as are approved by us in accordance with the Recapitalization Agreement. Such fees and expenses that are incurred on or before the date of consummation of the Senior Secured Debt offering will be paid from the proceeds of that offering. We also will pay up to $375,000 of the reasonable related costs and expenses of the Senior Secured Debt Purchasers.

Impact of Proposal on Our Capital and Our Shareholders

   Our authorized equity currently consists of 80,000,000 shares of Common Stock and 8,000,000 shares of preferred stock. Of our authorized equity, we have 32,096,361 shares of Common Stock outstanding and no shares of preferred stock outstanding. Upon consummation of the transactions contemplated by the

Recapitalization Agreement, we expect that we will potentially have between 45,850,213 and 70,696,361 shares of Common Stock outstanding. In determining the minimum number of shares of Common Stock we may issue in connection with the recapitalization transactions, we have assumed that 7,040,000 shares of Common Stock constituting the Signatory Debtholder Shares are issued to the Signatory Debtholders, that all the Signatory Debtholders tender their Old Notes in the Debt Exchange thereby receiving approximately 1,047,523 shares of Common Stock and Debt Exchange Warrants to purchase 3,666,329 shares of Common Stock in exchange therefor and that the Signatory Debtholders exercise all their Debt Exchange Warrants. If these minimum numbers of shares are issued, we will have a total of 11,753,852 additional shares of Common Stock outstanding, representing approximately 27% of our then outstanding Common Stock. We determined the maximum number of shares of Common Stock we may issue by assuming that (1) $28,200,000 of Secured Convertible Subordinated Debt is issued (which assumes no more than $10,000,000 of Secured Convertible Subordinated Debt is sold in the Secured Convertible Subordinated Debt Placement and that all of the Senior Secured Debt is exchanged for Exchange Notes that are further exchanged for Secured Convertible Subordinated Debt in the Exchange for Convertible Debt) and converted for 22,560,000 shares of Common Stock, (2) 100% of the Old Notes are tendered in the Debt Exchange and therefore that all 7,000,000 Debt Exchange Warrants and 2,000,000 shares of Common Stock are issued in the Debt Exchange (and all of the Debt Exchange Warrants are thereafter exercised) and (3) the 7,040,000 shares of Common Stock constituting the Signatory Debtholder Shares are issued to the Signatory Debtholders. If these maximum numbers of shares are issued in the recapitalization transactions, a total of 38,600,000 additional shares of Common Stock will be issued and outstanding, representing approximately 55% of our then outstanding Common Stock. The foregoing calculations do not take into account our currently outstanding or proposed employee stock options or the warrants for 3,000,000 shares of Common Stock we have agreed to issue in settlement of litigation. See "Amendment of Articles of Incorporation to Effect a Reverse Stock Split -- Effect of Proposed Reverse Stock Split." In addition, our outstanding shares of Common Stock will exceed 70,696,361 to the extent that we succeed in selling more than $10,000,000 of Secured Convertible Subordinated Debt or that we find it necessary to issue and sell additional Common Stock or securities convertible into or exercisable for Common Stock in order to enable the Bank to comply with its regulatory capital requirements.

   We currently have approximately $220,000,000 in outstanding Old Notes. Pursuant to the debt restructuring transactions provided for in the Recapitalization Agreement, we will have approximately $146,154,350 in principal amount of Exchange Notes outstanding if all Old Notes are exchanged. We have no existing convertible indebtedness. Following consummation of the Recapitalization Agreement, we expect to have at least $10,000,000 and up to $28,200,000 or more, if we sell in excess of $10,000,000 in the Secured Convertible Subordinated Debt Placement, of Secured Convertible Subordinated Debt outstanding.

   As a result of the large amount of Common Stock expected to be issued and issuable upon conversion or exercise of the warrants and convertible securities, we expect that our shareholders will experience a substantial dilution in their percentage interests in the Company. Our shareholders' interests may be further diluted if we issue additional shares of Common Stock or securities convertible into Common Stock in the future, which we may determine to be necessary to raise capital to comply with regulatory requirements. We are authorized to issue additional common or preferred stock without your approval subject to certain limitations set forth in the Recapitalization Agreement and the Nasdaq shareholder approval requirements.

Pro Forma Financial Information

   The unaudited consolidated pro forma financial information presented below has been prepared to illustrate the intended effects of the proposed recapitalization transactions, other than the proposed issuance and sale of $10.0 million or more in aggregate principal amount of Secured Convertible Subordinated Debt, described in this proxy statement as of the date indicated. The pro forma information is based on the unaudited historical balance sheet information of the Company at March 31, 2001 presented below, as adjusted to reflect certain aspects of the recapitalization transactions. The pro forma information is based on certain assumptions, including the assumption in Scenario I that only the Signatory Debtholders tender in the Debt Exchange and in Scenario II that all of the Old Notes are tendered in the Debt Exchange. The March 31, 2001 unaudited historical balance sheet reflects the issuance of the Senior Secured Debt. The Signatory Debtholders are required to tender their Old Notes under the Agreement, and all of the holders of Old Notes may elect to tender their Old Notes, in the Debt Exchange. However, the actual principal amount of Old Notes tendered in the Debt Exchange may vary materially from the amounts we have assumed. As a result of the current trading discount on our Old Notes, the Debt Exchange will be accounted for in accordance with Statement of Financial Accounting Standards No. 15 "Accounting by Debtors and Creditors for Troubled Debt Restructurings" ("FAS No. 15"). Under FAS No. 15, we will establish a total liability relating to the Exchange Notes equal to the aggregate principal amount of the Exchange Notes plus all interest payable over the term of the Exchange Notes, less any discount or plus any premium related to the remaining loss or gain on the Debt Exchange, while the current book values of the Old Notes are removed. The pro forma information is not necessarily indicative of the actual financial position that would have existed at March 31, 2001 had the recapitalization transaction been consummated as of such date. The actual results of our recapitalization efforts could differ materially from those reflected in the following pro forma balance sheet. The pro forma information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of the Company included in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2000 (the "2000 Form 10-K") and Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and by the indicated notes to the following pro forma information.

                        Imperial Credit Industries, Inc.
                   Unaudited Pro Forma Financial Information
                              As of March 31, 2001

                                      Scenario I                  Scenario II
                          Unaudited    Exchange     Unaudited Pro  Exchange      Unaudited Pro
                           3/31/01    Adjustments   Forma 3/31/01 Adjustments    Forma 3/31/01
                          ----------  -----------   ------------- -----------    -------------
                                       (Note A)                     (Note B)
                                      (In thousands, except per share data)
ASSETS

Cash....................  $   56,622    $   --       $   56,622     $   --        $   56,622
Interest bearing
 deposits...............      97,068        --           97,068         --            97,068
Investment in Federal
 Home Loan Bank stock...       4,216        --            4,216         --             4,216
Securities held for
 trading, at market.....     105,080        --          105,080         --           105,080
Securities available for
 sale, at market........      61,466        --           61,466         --            61,466
Loans and leases held
 for sale, net..........     380,132        --          380,132         --           380,132
Loans and leases held
 for investment.........   1,260,308     (2,572)(1)   1,257,736         --         1,257,736
 Less: allowance for
  loan and lease
  losses................     (64,785)       --          (64,785)        --           (64,785)
                          ----------    -------      ----------     -------       ----------
 Loans held for
  investment, net.......   1,195,523     (2,572)      1,192,951         --         1,192,951

Real property...........      38,694        --           38,694         --            38,694
Retained interest in
 loan and lease
 securitizations........       3,635        --            3,635         --             3,635
Accrued interest
 receivable.............      13,975        --           13,975         --            13,975
Premises and equipment,
 net....................      12,335        --           12,335         --            12,335
Other real estate owned
 and other repossessed
 assets, net............      13,332        --           13,332         --            13,332
Goodwill................      31,645        --           31,645         --            31,645
Other assets............      31,201     11,137 (2)      42,338      (1,831)(9)       40,507
Net assets of
 discontinued
 operations.............      11,569        --           11,569         --            11,569
                          ----------    -------      ----------     -------       ----------
Total assets............  $2,056,493    $ 8,565      $2,065,058     $(1,831)      $2,063,227

LIABILITIES AND
 SHAREHOLDERS' EQUITY

Deposits................  $1,623,657    $   --       $1,623,657     $   --        $1,623,657
Borrowings from Federal
 Home Loan Bank.........      50,000        --           50,000         --            50,000
Other borrowings........      34,978        --           34,978         --            34,978
Senior Secured Notes
 (Note C)...............      16,200        --           16,200         --            16,200
Company obligated
 mandatorily redeemable
 preferred securities of
 subsidiary trust
 holding solely
 debentures of the
 Company ("ROPES")......      41,035    (25,650)(3)      15,385     (15,385)(10)         --
Senior Notes............     176,765    (88,718)(3)      88,047     (88,047)(10)         --
Exchange Notes..........         --     108,675 (4)     108,675      98,409 (11)     207,084
Accrued interest
 payable................      16,421        --           16,421         --            16,421
Income taxes payable....      20,507        --           20,507         --            20,507
Minority interest in
 consolidated
 subsidiaries...........       1,141        --            1,141         --             1,141
Goodwill................      22,103        --           22,103         --            22,103
Other liabilities.......      13,614      3,548 (5)      17,162         --            17,162
                          ----------    -------      ----------     -------       ----------
Total liabilities.......   2,016,421     (2,145)      2,014,276      (5,023)       2,009,253
                          ----------    -------      ----------     -------       ----------
Shareholders' equity:
Preferred stock,
 8,000,000 shares
 authorized; none issued
 or outstanding.........         --         --              --          --               --
Common stock, no par
 value. Authorized
 80,000,000 shares;
 32,096,361 issued and
 outstanding at
 March 31, 2001.........      97,778     10,710 (6)     108,488       3,191 (12)     111,679
Retained deficit........     (64,577)       --  (7)     (64,577)        --  (13)     (64,577)
Shares held in deferred
 executive compensation
 plan...................       5,635        --            5,635         --             5,635
Unrealized gain on
 securities available
 for sale, net..........       1,236        --            1,236         --             1,236
                          ----------    -------      ----------     -------       ----------
Total shareholders'
 equity.................      40,072     10,710          50,782       3,191           53,973
                          ----------    -------      ----------     -------       ----------
Total liabilities and
 shareholders' equity...  $2,056,493    $ 8,565      $2,065,058     $(1,832)      $2,063,226
                          ==========    =======      ==========     =======       ==========
Total shares
 outstanding............      32,096     8,110 (8)       40,206         930 (14)      41,136
Book value per share....  $     1.25                 $     1.26                   $     1.31

   Note A: Footnotes for Scenario I (assumes that only the Old Notes owned by the Signatory Debtholders are exchanged as part of the Debt Exchange)

 (1) Reflects an additional $2.6 million that will become available to the Company upon consummation of the recapitalization transactions as a result of a related agreement between the Company and our investment advisor, Imperial Capital, LLC.

 (2) Reflects the increase in deferred bond issue costs as a result of incurring $6.1 million in underwriting fees and offering expenses, and $7.0 million of costs, representing 7.04 million shares of Common Stock at an estimated value of $1.00 per share, in connection with the required issuance of the Signatory Debtholder Shares, and the write off of $2.0 million of deferred bond issue costs related to the Old Notes.

 (3) Pursuant to the Recapitalization Agreement, reflects the exchange of approximately $25.7 million of ROPES and $88.7 million of Senior Notes owned by the Signatory Debtholders for Exchange Notes.

 (4) Reflects the issuance of $78.2 million of Exchange Notes, the accrual of $37.5 million of interest expense on the Exchange Notes over the stated term, and the establishment of a $7.0 million discount equal to the deferred loss on the Debt Exchange.

 (5) Reflects the accrual of $3.5 million of offering expenses payable in connection with the issuance of the Exchange Notes.

 (6) Reflects the increase to shareholders' equity as a result of issuing 1.1 million shares of Common Stock with an estimated value of $1.00 per share in connection with the Debt Exchange, issuing 3.7 million Debt Exchange Warrants with an estimated value of $0.69 per warrant, and issuing 7.04 million shares of Common Stock with an estimated value of $1.00 per share to the Signatory Debtholders.

 (7) Does not reflect the reversal of $11.4 million of the deferred tax valuation allowance as a result of the realization of a taxable gain on the exchange of notes in the Debt Exchange for income tax purposes. The ultimate realization of the deferred tax asset for accounting purposes is subject to several variables, including our ability to generate taxable income in the future. We have reported operating losses during the previous three years.

 (8) Reflects an increase to common shares outstanding as a result of issuing
     7.04 million shares of Common Stock to the Signatory Debtholders and 1.1 million shares of Common Stock in connection with the Debt Exchange. The increase to shares of Common Stock outstanding does not reflect the increase in outstanding shares of Common Stock which would result from exercise of 3.7 million of Debt Exchange Warrants at an exercise price of $2.15 per share, which warrants would be issued in connection with the Debt Exchange to the Signatory Debtholders.

   Note B: Footnotes for Scenario II (assumes that all remaining Old Notes are exchanged as part of the Debt Exchange)

 (9) Reflects a decrease in deferred bond issuance costs as a result of exchanging the remaining Old Notes as part of the Debt Exchange.

(10) Reflects the exchange of the remaining $103.6 million of Old Notes as part of the Debt Exchange.

(11) Reflects the issuance of an additional $68.0 million of Exchange Notes, the additional accrual of $32.6 million of interest expense on the additional Exchange Notes over the stated term, and an additional $2.2 million discount equal to the additional deferred loss on the Debt Exchange related to the remaining Old Notes.

(12) Reflects the additional increase in equity as a result of issuing an additional 930,000 shares of Common Stock with an estimated value of $1.00 per share in connection with the Debt Exchange and issuing an additional 3.3 million Debt Exchange Warrants with an estimated value of $0.69 per warrant.

(13) Does not reflect the reversal of an additional $14.0 million of the deferred tax valuation allowance as a result of the realization of a taxable gain on the exchange of notes in the Debt Exchange for income tax purposes.

   The ultimate realization of the deferred tax asset for accounting purposes is subject to several variables, including our ability to generate taxable income in the future. We have reported operating losses during the previous three years.

(14) Reflects an increase to shares of Common Stock outstanding as a result of issuing 930,000 shares of Common Stock to the remaining holders of the Old Notes in connection with the Debt Exchange. The increase to total shares outstanding does not reflect the increase in outstanding shares which would result from exercise of an additional 3.3 million of Debt Exchange Warrants at an exercise price of $2.15 per share, which warrants would be issued in connection with the Debt Exchange to the remaining holders of the Old Notes.

   Note C: The 12% Senior Secured Notes due April 30, 2002 were issued on March 30, 2001 as part of our Recapitalization Agreement. Upon consummation of the Debt Exchange and the Secured Convertible Subordinated Debt Placement all of the Senior Secured Debt will be exchanged for $18.2 million aggregate principal amount of Exchange Notes, 249,052 shares of Common Stock and Debt Exchange Warrants to purchase up to an additional 871,681 shares of Common Stock at $2.15 per share. There can be no assurance that the Secured Convertible Subordinated Debt Placement will be completed. Such placement and exchange of Senior Secured Notes has not been reflected in the Unaudited Pro Forma Financial Information.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   This summary describes the expected material United States federal income tax consequences to the Company from the recapitalization transactions described herein. This summary does not consider the tax consequences of the recapitalization transactions under state, local and foreign law.

   This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the Internal Revenue Service will not challenge one or more of the conclusions described herein, and we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the federal income tax consequences to the Company from the recapitalization transactions.

   In General. Except as described below, we do not expect that we will be required to recognize any gain or loss as a result of the recapitalization transactions.

   Cancellation of Indebtedness Income. Under Section 108 of the Code, we will be required to recognize cancellation of indebtedness ("COD") income to the extent that the sum of (1) the issue price of the Exchange Notes issued pursuant to the Debt Exchange (which we believe will be equal to the face amount of such notes), (2) the aggregate fair market value of the Common Stock and Debt Exchange Warrants issued pursuant to the Debt Exchange and (3) the amount of cash paid in the Debt Exchange in lieu of the issuance of fractional Exchange Notes, is less than the adjusted issue price of the Old Notes exchanged pursuant to the Debt Exchange. We expect that the amount of such COD income recognized will be approximately $72.2 million if all of the Old Notes are exchanged pursuant to the Debt Exchange.

   All of the COD income recognized pursuant to the Debt Exchange should be offset for regular federal income tax purposes by our net operating loss carryforwards ("NOLs"). For purposes of computing alternative minimum tax ("AMT"), however, NOLs may be used to offset only 90% of alternative minimum taxable income. Thus, 10% of the COD income will be subject to AMT, which at a rate of 20% will result in tax obligations of approximately $1.4 million. The amount of COD income subject to AMT would be reduced to the extent, if any, that the adjusted issue price of all of our indebtedness exceeds the fair market value of all of our assets immediately prior to the date the Debt Exchange is consummated.

   Ability to Utilize NOL Carryforwards and Recognized Built-In Losses. As of December 31, 2000, NOLs of approximately $130 million were available to offset taxable income we recognize in periods after December 31, 2000. In addition, we estimate that we have an aggregate tax basis in our assets that exceeds the aggregate fair market value of those assets (referred to below as a "built-in loss") by as much as $130 million. We have no significant tax credit carry forwards available.

   NOLs benefit us by offsetting taxable income dollar for dollar by the amount of the NOLs, thereby eliminating (subject to the relatively modest amount of the AMT) the 35% federal corporate tax on such income. Similarly, built-in losses may offset other taxable income on a dollar-for-dollar basis at the time those losses are recognized for tax purposes.

   The future benefit of a company's NOLs, built-in losses and other tax attributes can, however, be reduced or eliminated under Section 382 of the Code. For purposes of Section 382, a company with NOLs or certain other tax attributes is referred to as a "loss corporation." A loss corporation that has a "Section 382 ownership change," as discussed below, is subject to an annual limitation on its ability to use its NOLs, certain built-in losses and certain other tax attributes arising before the ownership change to offset taxable income arising after the ownership change date. Section 382 does not restrict the offset against future taxable income of NOLs and other tax attributes arising after the ownership change date. The Section 382 limitation applies on an annual basis to tax years ending after the date of the ownership change.

   A Section 382 ownership change generally occurs when, over a three-year testing period (or a period starting with the first day of the first year from which the loss corporation has carryforwards or certain built-in losses, if shorter), the aggregate stock ownership percentage (by value) of "five-percent shareholders" has increased by more than 50 percentage points over such shareholders' lowest ownership percentages within the testing period. A five-percent shareholder is a person who directly or indirectly owns five percent or more of the total value of the outstanding stock of a loss corporation. If a five-percent shareholder is an entity (i.e., a corporation, partnership, trust, etc.), the loss corporation is required to look through the entity (and through any higher tier entity) in order to determine which owners of the entity are indirectly five-percent shareholders of the loss corporation.

   All holders of a less than five percent interest in the loss corporation, whose holdings are not otherwise attributed to a five-percent shareholder, are aggregated into one or more "public groups" of shareholders, and each of these groups is treated as a five-percent shareholder. Special aggregation and segregation rules are applied to determine whether such public groups are combined with other public groups or treated as separate five-percent shareholders. It is the ownership of these ultimate five-percent shareholders, including the public groups, that is considered when determining whether a greater than 50 percentage point increase has occurred.

   One such segregation rule applies to stock newly issued by a loss corporation. Under these rules, the Signatory Debtholders who receive Common Stock upon consummation of the Debt Exchange, and, unless a de minimis exception applies, other holders of Old Notes who receive Common Stock pursuant to the Debt Exchange will, to the extent such instruments are not held by actual five-percent shareholders, be segregated as a separate public groups treated as five-percent shareholders. The less than five-percent shareholders who are part of the separate groups of shareholders who acquire stock in the recapitalization transactions are presumed not to be members of any existing public groups.

   We engaged Ernst & Young, LLP to prepare a report (the "E&Y Report"), based on publicly available information regarding ownership of our stock, concerning changes in ownership of our stock under the rules described above. Based on the E&Y Report, we believe that prior to the recapitalization transactions we had not experienced a Section 382 ownership change, and that the issuance of up to 2,000,000 shares of Common Stock in the Debt Exchange, up to 7,040,000 shares of Common Stock as Signatory Debtholder Shares and 249,052 shares of Common Stock to the Secured Debt Purchasers upon consummation of the Debt Exchange and the Secured Convertible Subordinated Debt purchases would not give rise to such a change.

   The conclusion that the recapitalization transactions would not give rise to an ownership change is based on the conclusion that no warrants or options in existence at the time of the recapitalization transactions would be treated as exercised and that the Secured Convertible Subordinated Debt would not be treated as converted under the rules described immediately below. Under
Section 382, the term "option" is defined broadly to include, among other things, a warrant, convertible debt, a contingent purchase agreement, a contract to acquire stock or a similar interest, regardless of whether it is contingent or otherwise not currently exercisable. Under the foregoing rules, each of the Debt Exchange Warrants, the Secured Convertible Subordinated Debt, the compensatory options issued to management, the rights of the Signatory Debtholders to acquire the Signatory Debtholder Shares, and the right to acquire Secured Convertible Subordinated Debt or Common Stock and Debt Exchange Warrants in exchange for Senior Secured Debt could be treated as "options."

   The Treasury Regulations under Section 382 provide that under certain conditions an option is to be treated as exercised for purposes of determining whether an ownership change has occurred. In particular, an option is treated as exercised on the date of its issuance or transfer if, on that date, the option satisfies one of three option tests (referred to as the ownership, control and income tests). Each option test effectively has two criteria that must be satisfied in order for the option to be treated as exercised. The first criterion of all three tests is that a principal purpose for the issuance, transfer or structuring of the option is to avoid a Section 382 ownership change or to ameliorate the impact of a Section 382 ownership change (a "prohibited principal purpose").

   An option satisfies the ownership test if it is issued, transferred or structured with a prohibited principal purpose and the option provides its holder (or a person related to the holder), prior to the exercise or transfer of the option, with a substantial portion of the attributes of ownership of the underlying stock (e.g., the right to participate in the management of the loss corporation through voting the underlying stock).

   An option satisfies the control test if it is issued, transferred or structured with a prohibited principal purpose and the holder of the option and all related parties have an aggregate direct and indirect ownership interest in the loss corporation of more than 50 percent, determined as if the option and any other options of the holder were deemed exercised.

   An option satisfies the income test if it is issued, transferred or structured with a prohibited principal purpose and the issuance, transfer or structuring of the option facilitates the creation of income (including accelerating income or deferring deductions) or the creation of value (including unrealized built-in gains) prior to the exercise or transfer of the option. An additional factor in applying the income test is whether the holder of the option purchased stock or made a capital contribution or loan to the loss corporation that could reasonably be expected to avoid or ameliorate the impact of an ownership change; however, such a stock purchase, capital contribution or loan is generally not taken into account if it is made to enable the loss corporation to continue the basic operations of its business.

   We expect to obtain an opinion from Mayer, Brown & Platt, counsel to the Company, to the effect that none of (i) the Debt Exchange Warrants, (ii) the Secured Convertible Subordinated Debt, or (iii) any other "options" which could be deemed created by the recapitalization transactions described herein, should be treated as exercised or converted at the time of the recapitalization transactions for purposes of the above rules in a manner that would affect the conclusion that no Section 382 ownership change has occurred. This opinion will be based on various factual assumptions and on representations from the Company, the Secured Debt Purchasers, the Signatory Debtholders and Imperial Capital, LLC, including but not limited to the absence of certain types of relationships between the Signatory Debtholders, on the one hand, and the Secured Debt Purchasers on the other. There is, however, little authority on the application of the relevant tests to a situation such as ours. It is therefore possible that the Internal Revenue Service would disagree with our legal counsel's opinion.

   If an ownership change of the Company were to occur, the amount of taxable income in any one year (or portion of a year) subsequent to the ownership change that could be offset by NOLs existing prior to such ownership change generally could not exceed the product obtained by multiplying (i) the aggregate value of our stock immediately prior to the ownership change (with certain adjustments) by (ii) the federal long-term tax-exempt rate as applicable for the month of the ownership change (4.92% as of April 2001). Such annual limitation amount is cumulative from year to year. Thus, to the extent NOLs or other tax attributes are not utilized up to the amount of the annual limitation, this "unused" limitation is carried forward and added to the following year's annual limitation.

   These rules also apply in the case of a corporation that has a "net unrealized built-in loss" at the time of the ownership change. The "net unrealized built-in loss" of a corporation is generally equal to (i) the excess of the adjusted tax basis of the corporation's assets immediately before the ownership change over the fair market value of such assets at that time adjusted by (ii) the net amount of certain other items of income and deductions which are recognized during the five-year period beginning on the ownership change date (the "Recognition Period") but are attributable to pre-ownership change periods. Accordingly, losses recognized and deductions incurred during the Recognition Period that are attributable to pre-ownership change years ("recognized built-in losses") are treated similarly to pre-ownership change NOLs, but only to the extent that the cumulative recognized built-in losses do not exceed the corporation's net unrealized built-in loss.

   If a Section 382 ownership change occurs, we would incur a corporate level tax (current maximum federal rate of 35%) on any taxable income during a given year following the ownership change in excess of the annual limitation and any unused limitation carryforward. While the NOLs, built-in losses and other tax attributes not used as a result of this limitation remain available to offset taxable income in future years, the effect of an ownership change would be to significantly defer the utilization of the NOLs or other tax attributes, accelerate the payment of federal income tax, and/or cause a portion of the NOLs or other tax attributes to expire prior to their use. Rules similar to the above rules limiting the use of pre-change NOLs following an ownership change also apply to limit certain other corporate tax attributes.

   As noted above, we believe that we will have an NOL carryforward after recognition of COD income of about $58 million, and that the amount of our net unrealized built-in loss may be as much as $130 million. An annual Section 382 limitation (which in our case might be as little as $1.5 million) would thus materially restrict the use of these tax attributes and substantially eliminate their value.

   While we expect, for the reasons described above, that the recapitalization transactions by themselves will not result in an "ownership change," they will result in new 5% shareholders and will also increase the percentage points in ownership for various shareholders. In addition, as noted, one or more new "public groups" of shareholders will be created. Thus, even assuming no ownership change has occurred, there will be a significantly increased likelihood that issuances of and transactions in shares of Common Stock following the recapitalization transactions will result in a future ownership change and thus in the application of the rules that limit carryforwards and the use of recognized built-in losses.

   This risk will be particularly significant to the extent that we need to raise additional capital to meet the Bank's minimum regulatory capital requirements in the near future. If such additional capital were to be raised through an offering of Common Stock (or in some cases an instrument convertible into or treated as Common Stock), an ownership change could occur at that time. Further, following the recapitalization transactions, we will have outstanding various warrants and options that are exercisable into Common Stock of the Company. The exercise of a significant number of these options or warrants could cause or contribute to an ownership change. Finally, certain five-percent shareholders hold large blocks of our stock, disposition of which could cause or contribute to an ownership change. Thus, no assurance can be given that an ownership change will not occur in the future, with the consequences discussed above.

                                PROPOSAL NO. 3

                APPROVAL OF 2001 LONG TERM STOCK INCENTIVE PLAN

   A proposal will be presented at the Annual Meeting to approve the Imperial Credit Industries, Inc. 2001 Long Term Stock Incentive Plan (the "Plan"). The Plan was approved by the Board of Directors on March 28, 2001, subject to shareholder approval. A summary of the material provisions of the Plan is set forth below. A copy of the Plan is set forth in Appendix C.

   The Plan will become effective immediately upon approval by the shareholders, but may be terminated by the Board at any time. Awards may be granted under the Plan at any time prior to the ten-year anniversary of the Plan's effective date or earlier termination by the Board (except for awards granted pursuant to commitments entered into prior to such ten-year anniversary or earlier termination). Any awards that are outstanding at the termination of the Plan will remain subject to the terms of the Plan and will terminate thereafter in accordance with their terms.

Purpose

   We have established the Plan to (1) attract and retain persons eligible to participate in the Plan; (2) motivate participants, by means of appropriate incentives, to achieve our long-range goals; (3) provide incentive compensation opportunities that are competitive with those of other similar companies; and (4) further identify participants' interests with those of the Company's other shareholders through compensation that is based on the market price of our Common Stock. The Plan is intended to promote the long-term financial interests of the Company and our shareholders, including growth in the value of our equity and enhancement of long-term shareholder return. To achieve these objectives, the Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights ("SARs"), bonus stock, stock units, performance shares, performance units, restricted stock, and restricted stock units.

   We have proposed the Plan at this time because we believe in the merits of linking executives' overall compensation opportunities to the enhancement of long-term shareholder returns. We use equity-based compensation, such as options and other stock related awards, as key elements of our executives' compensation packages. The Board of Directors has approved the Plan, and is recommending it to you for your approval, because we believe it is important for our employees to have an equity interest in the Company.

General

   The Plan is administered by a committee (the "Committee") selected by our Board of Directors. The Committee selects from the eligible individuals those persons to whom awards under the Plan will be granted ("Participants"), the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it, except to the extent inconsistent with Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934 or other applicable rules. Rule 16b-3 exempts employee plan transactions meeting certain requirements from the short-swing trading profit recovery provisions of Section 16.

   No more than five million shares of Common Stock may be delivered to Participants and their beneficiaries under the Plan. This maximum share amount will be reduced to between 1.25 and 2.5 million shares if the reverse stock split described in Proposal No. 6 is approved by the shareholders and effected by the Board of Directors. Any shares allocated to an award that expires, lapses, is forfeited or terminated for any reason without issuance of the shares (whether or not cash or other consideration is paid to the Participant in respect of such shares) may again become subject to awards under the Plan.

   Within the five million share limitation, the following additional sub-limits apply to awards under the Plan: (i) no more than 300,000 shares of Common Stock may be issued for bonus stock, stock unit awards, performance share awards, performance unit awards, restricted stock awards, and restricted stock unit awards;

(ii) no more than 1,500,000 shares of Stock may be issued for options and SARs granted to any one individual in any one-calendar-year period; (iii) no more than 300,000 shares of Common Stock may be issued for bonus stock, stock unit awards, performance share awards, performance unit awards, restricted stock awards, and restricted stock unit awards that are intended to be "performance-based compensation" (as described below) granted to any one individual during any one-calendar-year period, (iv) no more than 5,000,000 shares of Common Stock may be issued pursuant to options intended to be incentive stock options under the Plan, and (v) no more than $300,000 may be subject to performance unit awards granted to any one individual that are intended to be "performance-based compensation."

   The Common Stock with respect to which awards may be made under the Plan will be currently authorized but unissued shares. At the discretion of the Committee, an award under the Plan may be settled in cash rather than Common Stock. The closing price with respect to the Common Stock on June 4, 2001 was $1.18 per share.

   The Committee may authorize the use of shares of Common Stock available under the Plan as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations.

   In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust awards granted under the Plan to preserve the benefits or potential benefits of the awards. Action by the Committee for this purpose may include: (1) adjustment of the number and kind of shares which may be delivered under the Plan; (2) adjustment of the number and kind of shares subject to outstanding awards; (3) adjustment of the exercise price of outstanding options and SARs; and (4) any other adjustments that the Committee determines to be equitable.

   Except as otherwise provided by the Committee, awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

   All employees of the Company and our subsidiaries and all directors are eligible to become Participants in the Plan. As of December 31, 2000, we had 428 employees, including those of our subsidiaries.

Options

   The Committee may grant options to purchase Common Stock which may be either options that meet the Internal Revenue Code requirements to qualify as "incentive stock options" or non-qualified stock options. The purchase price of a share of Common Stock under each option must not be less than the fair market value of a share of Common Stock on the date the option is granted. Options granted under the Plan will be exercisable in accordance with the terms established by the Committee. The full purchase price of each share of Common Stock purchased upon the exercise of any option must be paid at the time of exercise. Except as otherwise determined by the Committee, the purchase price may be paid in cash, by promissory note or in Common Stock (valued at fair market value as of the day of exercise), or in any combination thereof. The Committee, in its discretion, may impose such conditions, restrictions and contingencies on Common Stock acquired pursuant to the exercise of an option as the Committee determines to be desirable.

Stock Appreciation Rights

   The Committee may grant stock appreciation rights ("SARs") in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. An SAR entitles the Participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee, which must not be less than the fair market value of the Common Stock at the time the SAR is granted. The excess amount will be payable in Common Stock, in cash, or in a combination thereof, as determined by the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies on Common Stock acquired pursuant to the exercise of an SAR as the Committee determines to be desirable.

Other Stock Awards

   The Committee may grant bonus stock (a grant of shares of Common Stock in return for previously performed services, or in return for the Participant surrendering other compensation that may be due), stock units (a right to receive Common Stock in the future), performance shares and performance units (a right to receive Common Stock or stock units, or the right to receive a designated dollar value of Common Stock, that is contingent upon achievement of performance or other objectives), restricted stock and restricted stock units (a grant of Common Stock and a grant of the right to receive Common Stock in the future, with such shares or rights being made subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the Participant or the achievement of performance or other objectives, as determined by the Committee). Any such awards will be subject to such conditions, restrictions and contingencies as the Committee determines.

Amendment and Termination

   The Plan, and any award granted under the Plan, may be amended or terminated at any time by the Board. No amendment or termination, however, may adversely affect the rights of any Participant without the Participant's written consent.

United States Income Tax Considerations

   Under present federal income tax laws, awards granted under the Plan will have the following tax consequences:

 Non-Qualified Options

   The grant of a non-qualified option ("NQO") will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise of the NQO in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares being equal to the fair market value of the shares at the time of exercise.

   The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares will have a new holding period for capital gains purposes and a basis equal to the value of such shares determined at the time of exercise.

 Incentive Stock Options

   The grant of an incentive stock option ("ISO") will not result in taxable income to the Participant. The exercise of an ISO will also not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise, or one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Internal Revenue Code.

   The excess of the fair market value of the shares at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant's alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant's alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the ISO exercise, the Participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

   If the Participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such stock, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and we will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

   If the foregoing ISO holding period requirements are not met, the Participant will generally realize ordinary income, and we will be allowed a corresponding deduction, at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

   The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as a similar exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, the holding period will not be credited for purposes of the one-year holding period required for the new shares to receive ISO treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis.

   If the exercise price of an ISO is paid with shares of our stock acquired through a prior exercise of an ISO, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares received.

 Stock Appreciation Rights

   The grant of an SAR will not result in taxable income to the Participant. Upon exercise of an SAR, the amount of cash or the fair market value of shares received will be taxable to the Participant as ordinary income, and we will be allowed a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

 Performance Units

   A Participant who has been granted performance units will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. The Participant will have compensation income at the time of distribution equal to the cash and the then fair market value of the distributed performance shares, and we will have a corresponding deduction.

 Restricted and Other Stock

   A Participant who has been granted a restricted stock award will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions constitute a "substantial risk of forfeiture" for Federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares being equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period will also be compensation income to the Participant and deductible as such by the Company.

   A Participant may elect pursuant to Section 83(b) of the Internal Revenue Code to have the income recognized and measured at the date of grant of restricted stock and to have the applicable capital gain holding period commence as of that date.

   A Participant who has been granted a stock award that is not subject to a substantial risk of forfeiture for Federal income tax purposes (for example, bonus stock) will realize ordinary income in an amount equal to the fair market value of the shares at such time, and we will be entitled to a corresponding deduction.

 Change In Control

   Any acceleration of the vesting or payment of awards under the Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an "excess parachute payment" under the Internal Revenue Code, which may subject the Participant to a 20% excise tax and which may not be deductible by us.

 Section 162(m)

   An income tax deduction is generally not available to a public corporation for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of the public corporation. However, amounts that constitute "performance-based compensation" are not counted toward the $1 million limit. It is expected that options and SARs granted under the Plan will satisfy the requirements for "performance-based compensation." The Committee may designate whether any bonus stock, stock units, performance shares, performance units, restricted stock or restricted stock units being granted to any Participant are intended to be "performance-based compensation" as that term is used in Section 162(m) of the Internal Revenue Code. Any such awards designated as being intended to be "performance-based compensation" must be conditioned on the achievement of one or more performance measures, to the extent required by Code Section 162(m). The measurement may be based on absolute Company or business unit performance and/or on performance as compared with that of other publicly-traded companies. For awards intended to be "performance-based compensation," the grant of the awards and the establishment of the performance measures must be made during the period required under Code Section 162(m).

 Tax Advice

   The preceding discussion is based on the federal income tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the Federal income tax aspects of the Plan. A Participant may also be subject to state and local taxes in connection with the grant of awards under the Plan.

New Plan Awards

   As discussed in connection with the description of the Recapitalization Agreement elsewhere in this proxy statement, that agreement provides that options covering a total of 1,500,000 shares of Common Stock will be reserved for grant to officers of the Company. The Compensation Committee of the Board of Directors has authorized the granting of options to Messrs. Snavely, Plantiko and Gubman in the amounts of 1,000,000 shares, 250,000 shares and 250,000 shares, respectively. These options will have exercise prices of $1.25 per share, vest 20% per year and expire ten years from the date of grant. The option terms provide for accelerated vesting in the event of a "change in control" of the Company as defined in the terms of the option grants, which term does not include the recapitalization transactions described in this proxy statement. The term "change in control" is defined to include the following events: (1) any person or persons become the beneficial owner of at least 30% of our outstanding Common Stock, (2) any merger or other business combination occurs where our shareholders and any trustee or fiduciary of our employee benefit plans own less than 60% of the surviving corporation, (3) within any 24-month period, the persons who were directors immediately before the beginning of such period cease to constitute at least a majority of our Board, or the board of any successor corporation, (4) the liquidation or dissolution of the company or a sale of 50% or more of its consolidated assets, or (5) any other event or transaction occurs that constitutes a change in control for reporting purposes under Securities and Exchange Commission regulations. These options have been granted pursuant to the Plan subject to approval of the Plan by the shareholders at the Annual Meeting.

   The following table sets forth information concerning the options to be granted to the indicated officers subject to shareholder approval of the Plan. No additional grants have been determined as of the date of this proxy statement.

                               NEW PLAN BENEFITS

                      2001 Long Term Stock Incentive Plan

                                                                       Option
                                                                       Grants
                                                                       (Number
                                                                         of
Name and Position                                                      Shares)
-----------------                                                     ---------
H. Wayne Snavely..................................................... 1,000,000
 Chairman, Chief Executive Officer and President

Brad S. Plantiko.....................................................   250,000
 Executive Vice President and Chief Financial Officer

Irwin L. Gubman......................................................   250,000
 General Counsel and Secretary

Executive Group......................................................     *

Non-Executive Director Group.........................................     *

Non-Executive Officer Employee Group.................................     *

--------
* No additional grants beyond those indicated in the above table have been determined as of the date of this proxy statement.

   The Board of Directors has unanimously approved, and recommends that you vote "FOR" approval of, the 2001 Long Term Stock Incentive Plan.

                                PROPOSAL NO. 4

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

   KPMG LLP has served as our independent public accountants since 1992 and, on the recommendation of the Audit Committee, has been selected by the Board of Directors as our independent public accountants for the year ending December 31, 2001. KPMG LLP has advised us that it does not have any direct or indirect financial interest in the Company. Representatives of KPMG LLP are expected to attend the Annual Meeting and will be given the opportunity to make a statement if they chose to do so. They will also be available to respond to appropriate questions.

   Before the Audit Committee recommended the selection of KPMG LLP to the Board of Directors, it carefully considered KPMG LLP's qualifications, including its performance for the Company in prior years and its reputation for integrity and competence in the fields of accounting and auditing. The Committee also considered whether the provision by KPMG LLP of the services for which the fees referred to in the table below under the caption "All Other Fees" were paid is compatible with maintenance of the independence of KPMG LLP required under applicable auditing standards. The Committee determined that the provision of those services is compatible with the maintenance of such independence.

   Shareholders will be asked at the Annual Meeting to ratify the selection of KPMG LLP. If the shareholders ratify the selection of KPMG LLP, the Board of Directors may still, in its discretion, decide to appoint a different independent public accounting firm at any time during the year 2001 if it concludes that such a change would be in our best interests and that of the shareholders. If the shareholders fail to ratify the selection, the Board of Directors will take that into account in considering the retention of KPMG LLP as the Company's independent accountants.

   For the fiscal year ending December 31, 2000, we paid KPMG LLP the following fees:

                   Financial Information
      Audit         Systems Design and
       Fees         Implementation Fees          Audit Related         All Other Fees
      -----        ---------------------         -------------         --------------
     $459,450              $ --                      $ --                 $567,750

   The Board of Directors has unanimously approved the proposal and recommends that you vote "FOR" the ratification of KPMG LLP as our independent public accountants.

                                PROPOSAL NO. 5

           AMENDMENT OF ARTICLES OF INCORPORATION TO CHANGE OUR NAME

   Our Board of Directors has approved an amendment to our Articles of Incorporation to change our corporate name from Imperial Credit Industries, Inc. to SPB Bancorp, Inc. The ownership and operation of Southern Pacific Bank now constitutes our primary business. As a result, the Board of Directors believes our proposed new corporate name will more accurately reflect our business and operations.

   The Board of Directors has unanimously approved the name change and recommends that you vote "FOR" the proposed amendment of our Articles of Incorporation to change our corporate name.

                                PROPOSAL NO. 6

    AMENDMENT OF ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

   Our Board of Directors has unanimously approved a proposal to amend our Articles of Incorporation to effect a reverse stock split of the Company's Common Stock, whereby we would combine our outstanding shares of Common Stock at a ratio of between two and four outstanding shares (as determined by the Board of Directors in the manner described below) into one share of our Common Stock. The Board of Directors has declared the amendment to the Articles of Incorporation to be advisable and has recommended that the amendment be presented to the shareholders of the Company for approval.

   Except for adjustments that may result from the treatment of fractional shares as described below, each shareholder will hold the same percentage of Common Stock outstanding immediately following the reverse stock split as such shareholder held immediately prior to the reverse stock split. If approved by the shareholders of the Company as provided herein and implemented by the Board of Directors, the reverse stock split will be effected by an amendment to the Articles of Incorporation in substantially the form attached to this proxy statement as Appendix D and will become effective upon the filing of the amendment with the Secretary of State of California.

Purpose of Proposed Reverse Stock Split

   The purpose of the proposed reverse stock split is to decrease the number of the outstanding shares of Common Stock and shares subject to outstanding options and warrants in order to increase the market value of each share of Common Stock. On April 20, 2001, we received a Nasdaq staff determination indicating that we were not in compliance with the $1.00 per share minimum bid price requirement for continued listing on the Nasdaq National Market, and that our Common Stock was therefore subject to delisting from the Nasdaq National Market. We appealed the staff determination and requested an oral hearing before a Nasdaq Listing Qualifications Panel. The trading price of our Common Stock has subsequently exceeded $1.00 and the delisting proceedings have been terminated. Nonetheless, the Board of Directors believes that it is desirable to consider means of increasing the trading price of our Common Stock to avoid a recurrence of this issue.

   Delisting from the Nasdaq National Market could cause our Common Stock to become significantly less liquid, with a possible negative impact on its value. Also, if our Common Stock is delisted and is not thereafter traded as a "Bulletin Board Stock," our Common Stock would be classified as a "penny stock" which, if certain disclosure and broker or dealer qualifications are not met, could further restrict the market for resale of our Common Stock to only such persons as are deemed to be suitable investors of such stock, such as institutional investors, or directors, officers, or owners of 5% or more of the Common Stock.

   The Board of Directors believes that the primary means of increasing the price investors are willing to pay for a share of Common Stock is to increase our revenues and earnings. The Board believes, however, that reducing the number of shares of our outstanding Common Stock through a reverse stock split should also increase the price investors are willing to pay for each share of Common Stock. Due to fluctuating market conditions, including the changing market price of our Common Stock, the Board believes it to be in the Company's best interests to determine the appropriate reverse stock split ratio (the number of outstanding shares of Common Stock to be exchanged for a single share of Common Stock) at the time the reverse split is effected. Approval of this proposal will constitute a grant of authority to the Board to effect, in its sole discretion, either a two-to-one, three-to-one or four-to-one reverse stock split or to decide not to effect a reverse stock split. The selected ratio of the proposed reverse stock split will be intended to increase the market price for the Common Stock on the Nasdaq National Market to a level that enables us to continue to exceed the minimum bid price of $1.00 per share required to maintain our Nasdaq National Market listing.

   Although the Board of Directors believes that a reverse stock split should increase the price investors are willing to pay for a share of Common Stock, there can be no assurance that the reverse stock split will increase the price in proportion to the reduction of shares resulting from the reverse stock split, or that any increase in the price will occur. For example, while the market price of an equity security could be expected to increase by approximately 200%, 300% or 400% in connection with a two-to-one, three-to-one or four-to-one reverse stock split, respectively, if the security is an exchange traded security with a high trading volume, the reaction of the market to the reverse stock split in a security that is thinly traded is not as predictable. Consequently, the trading price for the Common Stock may not increase two-, three- or four-fold, or at all, as a result of the reverse stock split.

Effect of Proposed Reverse Stock Split

   If the proposed reverse stock split is approved at the Annual Meeting and the Board of Directors elects to effect the proposed reverse stock split, the Board will select, in its sole discretion, one of the three proposed reverse stock split ratios (two-to-one, three-to-one or four-to-one) based on market and other relevant conditions and the trading prices of our Common Stock at that time. As of the effective date of the reverse stock split, each outstanding share of Common Stock will immediately and automatically be exchanged into either one-half, one-third or one-fourth of a share of Common Stock. In addition, the number of shares of Common Stock subject to outstanding options and warrants issued by the Company will be reduced by a factor of two, three or four. No fractional shares of Common Stock will be issued as a result of the reverse stock split. We will instead pay each holder of a fractional interest an amount in cash equal to the value of such fractional interest on the effective date thereof.

   As of May 31, 2001, the record date for the Annual Meeting, 32,096,361 shares of Common Stock were issued and outstanding, and 4,542,642 shares of Common Stock were subject to options granted by the Company. If the reverse stock split had occurred on that date, the number of shares issued and outstanding would have been reduced to either 16,048,180 (two-to-one), 10,698,787 (three-to-one) or 8,024,090 (four-to-one) shares (subject to adjustment due to rounding of fractional shares). If additional shares of Common Stock are issued or redeemed between May 31, 2001 and the effective date of the reverse stock split, the actual number of shares issued and outstanding before and after the reverse stock split will increase or decrease accordingly. The reverse stock split would also reduce by a factor of two, three or four the number of shares of Common Stock issuable upon conversion or exercise of the Secured Convertible Subordinated Debt and Debt Exchange Warrants proposed to be issued pursuant to the Recapitalization Agreement. We would also expect to amend the Recapitalization Agreement to reduce the number of shares of Common Stock issuable pursuant thereto by a factor of two, three or four.

   Because the reverse stock split will apply to all issued and outstanding shares of Common Stock and outstanding rights to purchase Common Stock or to convert other securities into Common Stock, the proposed reverse stock split will not alter the relative rights and preferences of existing shareholders. The reverse stock split will, however, effectively increase the number of shares of Common Stock available for future issuances by the Board because it will only affect our outstanding shares and will not decrease the number of shares the Board of Directors is authorized to issue. Our Articles of Incorporation authorize the Board to issue 80,000,000 shares of Common Stock and 8,000,000 shares of Preferred Stock. As of May 31, 2001, 32,096,361 shares of Common Stock were issued and outstanding, 4,542,642 shares of Common Stock were reserved for issuance upon exercise of outstanding options, no shares of Preferred Stock were issued and outstanding, 1,500,000 shares of Common Stock were reserved for options proposed to be issued under the 2001 Long Term Stock Incentive Plan and 3,000,000 shares of Common Stock were reserved for warrants proposed to be issued in settlement of certain litigation. The outstanding shares of Common Stock that are effectively cancelled as a result of the reverse stock split will be available for reissue. There are no current plans, proposals or understandings for any use of the additional shares that would be available for issuance as a result of the proposed reverse stock split.

   If the proposed reverse stock split is approved at the Annual Meeting and effected by the Board of Directors, some shareholders may end up owning less than one hundred shares of Common Stock. A purchase or sale of less than one hundred shares (an "odd lot" transaction) may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those shareholders who own less than one hundred shares following the reverse stock split may be required to pay higher transaction costs should they then determine to sell their shares in the Company.

Exchange of Share Certificates

   If the reverse stock split is approved at the Annual Meeting and effected by the Board of Directors, the combination and reclassification of shares of Common Stock will occur automatically without any action on your part and without regard to the date on which you physically surrender your stock certificates for new certificates.

   As soon as practicable after the effective date of the reverse stock split, we will mail each record holder of Common Stock a transmittal form to be used in forwarding such holder's stock certificates for surrender and exchange for certificates evidencing the number of shares of Common Stock such shareholder is entitled to receive as a consequence of the reverse stock split. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of such transmittal form, you should surrender the certificates evidencing shares of Common Stock prior to the reverse stock split in accordance with the applicable instructions. Upon surrender, you will receive new certificates evidencing the whole number of shares of Common Stock that you hold as a result of the reverse stock split. You will not be required to pay any transfer fee or other fee in connection with the exchange of certificates.

Shareholders should not submit their stock certificates for exchange until they receive a transmittal form from the Company

   As of the effective date of the reverse stock split, each certificate representing shares of Common Stock outstanding prior to the effective date will be deemed canceled and, for all corporate purposes, will be deemed only to evidence the right to receive the number of shares of Common Stock into which the shares of Common Stock evidenced by such certificate have been converted as a result of the reverse stock split.

Board Discretion to Implement the Reverse Stock Split

   If the reverse stock split is approved at the Annual Meeting, the Board of Directors will, in its sole discretion, determine whether to complete the reverse stock split. The determination by the Board of Directors will be based on a number of factors, including market conditions, existing and expected trading prices for the Common Stock and the likely effect of business developments on the market price for the Common Stock. Notwithstanding approval of the reverse stock split at the Annual Meeting, the Board of Directors may, in its sole discretion, determine not to implement the reverse stock split.

Federal Income Tax Consequences

   The following discussion of the material federal income tax consequences of the reverse stock split is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, judicial decisions and current administrative rulings and practices, all as in effect on the date hereof and all of which could be repealed, overruled or modified at any time, possibly with retroactive effect. No ruling from the Internal Revenue Service with respect to the matters discussed herein has been requested and there is no assurance that the Service would agree with the conclusions set forth in this discussion.

   This discussion may not address certain federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to certain types of shareholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) that may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

You are urged to consult your tax advisers as to the particular tax consequences to you of the reverse stock split

   Except as discussed below, you should not recognize any gain or loss if you receive only Common Stock in connection with the transactions contemplated by the reverse stock split. The aggregate tax basis of the shares of Common Stock held by you following the reverse stock split will equal your aggregate basis in the Common Stock held immediately prior to the reverse stock split and generally will be allocated among the shares of Common Stock held following the reverse stock split on a pro-rata basis. If you have used the specific identification method to identify your basis in shares of Common Stock combined in the reverse stock split, you should consult your own tax advisors to determine your basis in the shares of Common Stock received in exchange therefor in the reverse stock split. Shares of Common Stock received should have the same holding period as the Common Stock surrendered. The receipt of a cash payment in lieu of a fractional interest will result in recognition of gain or loss for federal income tax purposes.

No Dissenters' Rights

   Under the California Corporations Code, holders of Common Stock are not entitled to dissenters' rights with respect to the reverse stock split.

   The Board of Directors has unanimously approved the reverse split of our Common Stock and recommends that you vote "FOR" the proposed amendment to authorize the Board of Directors to effect the reverse stock split.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Outstanding Line of Credit

   In October 1999, we purchased the Lewis Horwitz Organization and certain loan portfolios from Imperial Bancorp. As part of the transaction, a line of credit was established with Imperial Bank in order to fund the acquisition. As of March 31, 2001, the outstanding balance on this line of credit was $6.1 million.

   Imperial Bank has extended a $15.5 million commitment to the Bank for the issuance of letters of credit and foreign exchange facilities for customers of the Bank's Coast Business Credit Division and Lewis Horwitz Organization.

Other Matters

   In October 1997, we loaned H. Wayne Snavely, our Chairman and Chief Executive Officer, $1,999,998 to purchase common stock in a real estate investment trust we sponsored, Imperial Credit Commercial Mortgage Investment Corp. ("ICCMIC"). The loan was evidenced by a promissory note maturing June 14, 2002 and was secured by a deed of trust and stock of ICCMIC held by him. The note bore interest at an annual rate of 10.4% payable in semi-annual installments, commencing June 15, 1998. The loan was fully repaid as of May 1, 2000. This loan was made in the ordinary course of our business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

   On December 22, 1999, we loaned H. Wayne Snavely, Brad S. Plantiko, Irwin
L. Gubman, and John C. Getzelman (who was then President of the Bank) $61,050 each in connection with their purchase of $81,400 of Imperial Credit Asset Resolution, Inc. ("ICARI") Preferred Stock. ICARI is a 100% owned consolidated subsidiary of the Company. Each loan is evidenced by a promissory note maturing on December 22, 2019, and is secured by the Preferred Stock of ICARI purchased by each of the above named persons. Each note bears interest at an annual rate of 10.4% and is payable in semi-annual installments commencing June 15, 2000. Mr. Getzelman repaid this loan in full during the year ended December 31, 2000. At April 1, 2001, the outstanding balance of each note was $61,050 for each of the other above persons. Each of these loans was made in the ordinary course of our business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

   Set forth below is a graph comparing the cumulative total shareholder returns on the Company's Common Stock, the S&P 500 Stock Index, the Specialty Finance Lending Index and an index of companies engaged in the Company's current business focus (the "Diversified Commercial Lending Index") for the period from January 1, 1995 through December 31, 2000. The Specialty Finance Lending Index includes: AMRESCO, Inc., The Finova Group, Inc. and Imperial Credit Industries, Inc. The Diversified Commercial Lending Index includes:
American Business Financial, AMRESCO, Inc., Capital Trust, Inc., CIT Group, Inc., DVI, Inc., Financial Federal Corp., FINOVA Group, Inc., Heller Financial, Inc., HPSC, Inc., Imperial Credit Industries, Inc., KBK Capital Corp., PLM International, Inc., Point West Capital Corp., Resource America Inc., Source Capital Corp. and T&W Financial.

   The graph assumes $100 invested on January 1, 1995 in the Company's Common Stock, the S&P 500 Stock Index, the Specialty Finance Company Index, and the Diversified Commercial Lending Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

                       [PERFORMANCE GRAPH APPEARS HERE]

                                           Fiscal Year Ending
                          ----------------------------------------------------
                          Dec. 29  Dec. 31  Dec. 31  Dec. 31  Dec. 31  Dec. 29
COMPANY/INDEX/MARKET       1995     1996     1997     1998     1999     2000
                          -------  -------  -------  -------  -------  -------
Imperial Credit
  Industries               100.00   212.43   207.38    84.72    63.22     4.74
Specialty Finance
  Lending Index            100.00   159.78   215.74   182.65   117.01     4.22
Diversified Commercial
  Lending                  100.00   151.66   214.96   198.37   136.32   114.15
S&P Composite              100.00   122.96   163.98   210.84   255.22   231.98

                        OWNERSHIP OF EQUITY SECURITIES

   The following table sets forth information with respect to the beneficial ownership of our Common Stock as of March 30, 2001, by (i) each director, (ii) each nominee for election as a director, (iii) our Chief Executive Officer and the four other most highly compensated executive officers whose salary exceeded $100,000 for the year ended December 31, 2000, (iv) all our directors and executive officers as a group, and (v) each person who is known to us to own beneficially more than 5% of our Common Stock. Unless otherwise indicated, we believe that the beneficial owners of our Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                              Number of Shares    % of Total
            Beneficial Owner(1)              Beneficially Owned Outstanding(2)
            -------------------              ------------------ --------------
Wallace R. Weitz & Company(3)...............     7,410,400           23.0%
Waveland Partners L.P.(4)...................     3,160,232            9.8
Dimensional Fund Advisors, Inc(5)...........     2,793,060            8.7
H. Wayne Snavely(6).........................     2,088,235            6.5
Michael S. Riley............................       310,550            *
Robert S. Muehlenbeck(7)....................       158,242            *
James P. Staes(8)...........................        23,500            *
Irwin L. Gubman(9)..........................       294,228            *
Brad S. Plantiko(10)........................       183,365            *
Michael R. McGuire..........................             0            *
Theodore R. Maloney.........................             0            *
Charles E. Underbrink.......................             0            *
All Directors and Officers as a Group (14
 persons)(11)...............................     3,476,452           10.3

--------
  *Less than 1%.

 (1) Except for Wallace R. Weitz & Company, Dimensional Fund Advisors, Inc., and Waveland Partners L.P., each of such persons may be reached through our Company at 23550 Hawthorne Boulevard, Building One, Suite 110, Torrance, California 90505, telephone (310) 373-1704.

 (2) Percentage ownership is based on 32,096,361 shares of Common Stock outstanding as of March 30, 2001.

 (3) Based upon a Schedule 13G filed with the Company reflecting beneficial ownership as of December 31, 2000. The shares are owned by various investment advisory clients of Wallace R. Weitz & Co., which is deemed a beneficial owner of the shares only by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to the provisions of investment advisory agreements with such clients. Wallace
     R. Weitz & Company is located at One Pacific Place, Suite 600, 1125 South 103 Street, Omaha, NB 68124-6008.

 (4) Based upon a Schedule 13G filed with the Company reflecting beneficial ownership as of December 31, 2000. Waveland L.P. is a private investment partnership and is located at 227 W. Monroe Street, Suite 4800, Chicago, Illinois 60606.

 (5) Based upon a Schedule 13G filed with the Company reflecting beneficial ownership as of December 31, 2000. The shares are owned by various investment vehicles managed by Dimensional Fund Advisors, Inc., which is deemed the beneficial owner of the shares only by virtue of the direct or indirect investment and/or voting discretion it possesses pursuant to its agreement with such investment vehicles. Dimensional Fund Advisors, Inc. is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401-1038.

 (6) Includes 1,367,052 shares subject to stock options exercisable within 60 days.

 (7) Includes 90,022 shares subject to stock options exercisable within 60 days.

 (8) Includes 10,000 shares subject to stock options exercisable within 60 days.

 (9) Includes 136,720 shares subject to stock options exercisable within 60 days.

(10) Includes 93,600 shares subject to stock options exercisable within 60 days.

(11) Includes 1,775,980 shares subject to stock options exercisable within 60 days.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Our officers and directors and persons owning more than 10% of our equity securities are required, under Section 16(a) of the Securities Exchange Act of 1934, to file reports of and changes in such ownership with the SEC and to furnish us with copies of all such forms they file. Based on our review of the copies of such forms we have received and review of other available data, we believe that, during 2000, our officers and directors complied with the
Section 16(a) filing requirements.

                            SHAREHOLDER'S PROPOSALS

   Shareholders' proposals intended to be presented at our Annual Meeting of Shareholders to be held in 2002 must be received at our principal executive offices no later than February 11, 2002, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The proxyholders for the proxies solicited by the board of directors for that meeting will have discretionary authority to vote on any matters presented at the meeting of which we have not received notice by April 27, 2002.

                                OTHER BUSINESS

   The Board of Directors knows of no other matter to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxyholders named in the proxy accompanying this proxy statement will have discretionary authority to vote all proxies in accordance with their best judgment.

   Our Annual Report on Form 10-K/A for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, is enclosed herewith and is incorporated herein by this reference. Additional copies, without exhibits, are available without charge upon your request. Exhibits to the Form 10-K will be provided upon written request and payment to the Company of the cost of preparing and distributing those materials. Written requests should be sent to Imperial Credit Industries, Inc., 23550 Hawthorne Boulevard, Building 1,
Suite 110, Torrance, California 90505, Attention: Investor Relations.

                                          By Order of the Board of Directors
                                          /s/ Irwin L. Gubman
                                          Irwin. L. Gubman
                                          General Counsel and Secretary

Dated: June 11, 2001
Torrance, California

                                  APPENDIX A

                       IMPERIAL CREDIT INDUSTRIES, INC.

                            AUDIT COMMITTEE CHARTER

I. Purpose

   The Audit Committee of the Board of Directors of Imperial Credit Industries, Inc. (the "Company") is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  . Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  . Monitor the independence and performance of the Company's independent and internal auditors. It also provides an avenue of communication among the auditors, management, and the Board of Directors, and presents the minutes of the Committee's meetings to the Board of Directors. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the Company. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II. Audit Committee Composition and Meetings

   Audit Committee members shall meet the qualification requirements of the NASD. As of 2001, the Audit Committee shall be comprised of at least three directors, appointed by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand financial statements, and at least one member of the Committee shall have accounting or related financial management expertise. Members shall not maintain significant credit relationships with the Company or its subsidiaries. Members shall serve until the earlier of the next annual meeting of shareholders or removal by majority vote of the Board of Directors.

   The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the director of internal auditing, the independent auditors, and as a committee to discuss any matters that the Committee or any of these groups believes should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited quarterly review procedures.

III. Audit Committee Responsibilities and Duties

  A. Review Procedures

   The Audit Committee shall:

    1. Review and reassess the adequacy of this Charter annually, submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

    2. Review the Company's annual audited financial statements prior to filing or distribution and include discussions with management and independent auditors of significant issues regarding accounting principles, practice, and judgments.

    3. In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company's financial reporting process and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and internal audit together with management's responses and the status of previous recommendations.

    4. Review with financial management and the independent auditors the Company's quarterly financial results prior to the release of earnings and/or the Company's quarterly financial statements prior to filing with the SEC or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA SAS 61. The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

  B. Independent Auditors

    1. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

    2. The Committee shall approve the fees and other significant compensation to be paid to the independent auditors.

    3. On an annual basis, the Committee shall review and discuss with the independent auditors all significant relations they have with the Company that could impair the auditors' independence.

    4. On an annual basis, the Committee shall review and approve the independent auditors' audit plan--discuss scope, staffing, locations, reliance upon management, internal audit and general audit approach.

    5. Prior to the Company's release of year-end earnings, the Committee shall discuss the results of the audit with the independent auditors. In addition, the Committee shall discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

    6. The Committee shall consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

   C. Internal Audit and Legal Compliance

     The Audit Committee shall:

    1. Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of internal audit, as needed.

    2. Review the appointment, performance, and replacement of the senior internal audit executive, if any.

    3. Review significant reports prepared by internal audit together with management's response and follow-up to these reports.

    4. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

   D. Other Audit Committee Responsibilities

     The Audit Committee shall:

    1. Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

    2. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

    3. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                 [LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN]

                                   APPENDIX B

April 13, 2001

The Board of Directors
Imperial Credit Industries, Inc.
23550 Hawthorne Boulevard
Building 1, Suite 210
Torrance, California 90505

Dear Members of the Board of Directors:

   You have requested our opinion as to the fairness from a financial point of view to the shareholders of Imperial Credit Industries, Inc., a California corporation (the "Company"), which hold publicly-traded Common Stock (defined below) of the Company (collectively, the "Public Shareholders"), other than those individuals and entities which are affiliates of the Company (collectively, the "Affiliates"), of the recapitalization of the Company described below (the "Recapitalization").

   Pursuant to the terms and conditions of the March 29, 2001 Master Recapitalization Agreement (the "Agreement"), by and among the Company, the Senior Secured Debt Purchasers (defined below), the Signatory Debtholders (defined below), and the Convertible Subordinated Debt Purchasers (defined below), the Recapitalization consists of the following:

     (i) The Company shall offer and sell in a private placement (the "Senior Secured Debt Offering") to certain purchasers (collectively, the "Senior Secured Debt Purchasers") $16,200,000 aggregate principal amount of the 12.0% Senior Secured Debt of the Company (the "Senior Secured Debt");

     (ii) The Company shall conduct an exchange offer wherein the Company shall offer up to an aggregate of $147,600,000 aggregate principal amount of the 12.0% Senior Secured Notes due 2005 (the "Exchange Notes"), 2,000,000 shares of Common Stock, no par value per share, of the Company (the "Common Stock") and warrants to purchase 7,000,000 shares of Common Stock at an exercise price of $2.15 per share (the "Debt Exchange Warrants") in exchange for $176,900,000 aggregate principal amount of: (A) the 9.75% Senior Notes due 2004 of the Company (the "Old Junior Notes");
  (B) the 9.875% Senior Notes due 2007 of the Company (the "Old Senior Notes"); and (C) the Remarketed Redeemable Par Securities, Series B, of an affiliate of the Company (the "ROPES" and, together with the Old Junior Notes and the Old Senior Notes, the "Bonds") (collectively, the "Debt Exchange");

     (iii) Concurrent with the consummation of the Debt Exchange, the Company shall issue to the holders of the Bonds which consented to the Debt Exchange and executed the Agreement (collectively, the "Signatory Debtholders") 5,040,000 shares of Common Stock;

     (iv) Upon the occurrence of certain events, the Company shall issue to the holders of the Senior Secured Debt (A) $18,200,000 aggregate principal amount of the Exchange Notes, (B) 249,052 shares of Common Stock and (C) Debt Exchange Warrants to purchase 871,681 shares of Common Stock in exchange for $16,200,000 aggregate principal amount of the Senior Secured Debt (collectively, the "Senior Secured Debt Exchange");

     (v) The Company shall offer and use its reasonable best efforts to sell in a private placement (the "Convertible Subordinated Debt Offering") to certain purchasers by June 15, 2001 (collectively, the "Convertible Subordinated Debt Purchasers") $10,00,000 aggregate principal amount of the Convertible Subordinated Debt of the Company (the "Convertible Subordinated Debt"), which shall be subordinate to the Exchange Notes and, at three years, shall be convertible into Common Stock at a conversion price of $1.25 per share (or an aggregate of 8,000,000 shares of Common Stock);

     (vi) On or before March 31, 2002, the holders participating in the Senior Secured Debt Exchange shall have the right to (A) exchange (1) $18,200,000 aggregate principal amount of the Exchange Notes, (2) 249,052 shares of Common Stock and (3) Debt Exchange Warrants to purchase 871,681 shares of Common Stock for $18,200,000 aggregate principal amount of the Convertible Subordinated Debt, which shall be subordinate to the Exchange Notes and, at three years, shall be convertible into Common Stock at a conversion price of $1.25 per share (or an aggregate of 12,960,000 shares of Common Stock), or (B) refrain from participating in such exchange, attempt to sell the Exchange Notes, the Common Stock and Debt Exchange Warrants so issued to third parties or attempt to sell the Exchange Notes to third parties and tender the Common Stock and Debt Exchange Warrants to the Company and, depending on market and other conditions, receive up to $5,000,000 of additional Exchange Notes; and

     (vii) Depending upon the principal amount of the Exchange Notes tendered in exchange for Convertible Subordinated Debt (as further described in clause (vi) above), on or before April 15, 2002, the Company shall issue to the Signatory Debtholders up to an additional 2,000,000 shares of Common Stock.

   The terms and conditions of the Recapitalization are more fully set forth in the Agreement. We have assumed with your consent that the Recapitalization and the related transactions (collectively, the "Transactions") were approved by the Board of Directors of the Company, were or will be consummated in accordance with the terms described herein, without any amendment or modification thereto (including, without limitation, any adjustment to the exchange ratios set forth herein) or any deviation therefrom, but without any waiver by the parties thereto of any conditions to their respective obligations thereunder.

   We did not participate in negotiations with respect to the terms of the Transactions or the draft Agreement. However, we understand that Imperial Capital, LLC, an affiliate of the Company, is the Company's financial advisor with respect to the Transactions and the negotiations with respect thereto. We further understand that Michael S. Riley, the Manager of Imperial Holdings Group, LLC, and Imperial Holdings Group, LLP, which are not affiliates of the Company, directly own approximately 50.0% of two classes of the Bonds. Notwithstanding the foregoing, we have assumed that negotiations were arms'- length and that such terms are the most beneficial terms from the Company's perspective that could be negotiated with respect to the Transactions and the Agreement.

   We were not requested to and did not (i) provide any advice concerning the structure, the exchange ratios, the value of the securities offered or exchanged or any other aspects of or related to the Transactions (including, without limitation, the Senior Secured Debt Offering, the Debt Exchange, the Convertible Subordinated Debt Offering and the Senior Secured Debt Exchange) or (ii) provide any fairness opinion with respect to the structure, the exchange ratios, the value of the securities offered or exchanged. We did not provide any services other than the delivery of our opinion dated March 14, 2001 (which was a favorable opinion in accordance with its terms, as more particularly described therein, and subject to the terms, conditions, assumptions and qualifications set forth therein) and this opinion which supercedes the March 14, 2001 opinion. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, no opinion is expressed as to whether any alternative transaction might produce a result for the Company's shareholders which is more beneficial than that contemplated by the Transactions or the draft Agreement.

   For purposes of the opinion set forth herein, we have made such reviews, analyses and inquiries on or before March 14, 2001 (except as set forth below in paragraph 3 and paragraph 10 with respect to the Agreement) as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1) interviewed certain members of the senior management of the Company to discuss the historical operations, financial condition, future prospects, and projected operations and performance of the Company and its subsidiaries;

     2) reviewed the Company's Form 10-K for the fiscal year ended 1999, Form 10-Q for the three quarters ended September 30, 2000, Form 8-K's filed on December 26, 2000 and February 7, 2001 and Company-prepared interim financial statements for the period ended December 31, 2000, which the Company's management has identified as the most current financial statements available;

     3) reviewed the Offering Memorandum for the Company dated March 8, 2001, and the supplement thereto dated March 27, 2001, which the Company's management has identified as the most current version of the memorandum available;

     4) reviewed copies of the Board Presentation prepared by Friedman Billings Ramsey & Co. ("FBR") dated December 13, 2000 and the Board Transaction Review Presentation as prepared by Imperial Capital LLC dated January 31, 2001;

     5) reviewed the Department of Financial Institutions' Final Order In the Matter of Southern Pacific Bank, and the Federal Deposit Insurance Corporation's Order to Cease and Desist In the Matter of Southern Pacific Bank;

     6) reviewed the Company's Indenture for $200 million in 9.875% Senior Notes due 2007 dated January 23, 1997;

     7) reviewed various forecasts and projections for the fiscal year ended December 31, 2001, prepared by the Company's management with respect to the Company and each of its subsidiaries and operating divisions;

     8) reviewed the historical market prices and trading volume for the Company's publicly traded securities, and reviewed other publicly available information regarding the Company, including certain analyst reports and press releases;

     9) reviewed certain other publicly available financial data for certain companies that we deemed comparable to the Company;

     10) reviewed copies of the following documents and agreements:

      -- a list of the Company's major capital projects from 1999, 2000 and 2001;

      -- a copy of Southern Pacific Bank's Strategic Plan for 2001-2002;

      -- a summary of regulatory actions;

      -- Company-prepared documentation on the debt obligations for certain operating divisions of the Company;

       -- the Agreement;

       -- Offering Memoranda relating to the Company and dated between 1996 and 2000;

     11) reviewed certain other documents related to the Company and provided to us by the Company; and

     12) conducted such other studies, analyses and inquiries and considered such other factors as we have deemed appropriate.

   We have relied upon and assumed, without independent verification, that the financial and other information supplied to and reviewed by us with respect to the Company and its subsidiaries as of March 14, 2001 is accurate and complete as of the date hereof; however, we do not assume any responsibility with respect to such information. We have further relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us as of March 14, 2001, including information relating to certain strategic financial and operational benefits anticipated from the Transactions, have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the future financial results and condition of the Company and its subsidiaries as of the date hereof. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, financial condition, business or prospects of the Company and its subsidiaries since the date of the most recent financial statements made available to us.

   We have relied on the advice of counsel and independent accountants to the Company as to all legal and financial reporting matters, respectively, with respect to the Company, the Transactions and the draft Agreement. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company and its subsidiaries, nor have we been furnished with such appraisals. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us as of March 28, 2001. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion.

   It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Transactions only and is not rendered on behalf of, and shall not confer rights or remedies upon, any person other than the Board of Directors.

   Based upon the foregoing, including, without limitation, the various assumptions and limitation set forth herein, and in reliance thereon, it is our opinion as of March 28, 2001 that the Recapitalization was fair from a financial point of view to the Public Shareholders other than the Affiliates.

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

                                  APPENDIX C

                       IMPERIAL CREDIT INDUSTRIES, INC.
                        LONG TERM STOCK INCENTIVE PLAN

                                   SECTION 1
                                    GENERAL

   1.1. Purpose. The Imperial Credit Industries, Inc. Long Term Stock Incentive Plan (the "Plan") has been established by Imperial Credit Industries, Inc. (the "Company") to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and
(iv) further identify Participants' interests with those of the Company's other shareholders through compensation that is based on the Company's common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company's equity and enhancement of long term shareholder return.

   1.2. Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become "Participants" in the Plan.

   1.3. Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 7 of the Plan).

                                   SECTION 2
                               OPTIONS AND SARS

  2.1. Definitions.

  (a) The grant of an "Option" entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either an incentive stock option (an "ISO") or a non-qualified option (an "NQO"), as determined in the discretion of the Committee. An "ISO" is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in section 422(b) of the Code. An "NQO" is an Option that is not intended to be an "incentive stock option" as that term is described in section 422(b) of the Code.

  (b) A stock appreciation right (an "SAR") entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

   2.2. Exercise Price. The "Exercise Price" of each Option or SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

   2.3. Exercise. An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

   2.4. Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

  (a) Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

  (b) The Exercise Price shall be payable in cash, by promissory note, or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

  (c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

   2.5. Settlement of Award. Settlement of Options and SARs is subject to subsection 4.7.

                                   SECTION 3
                              OTHER STOCK AWARDS

   3.1. Definitions.

  (a) A "Bonus Stock" Award is a grant of shares of Stock in return for previously performed services, or in return for the Participant surrendering other compensation that may be due.

  (b) A "Stock Unit" Award is the grant of a right to receive shares of Stock in the future.

  (c) A "Performance Share" Award is a grant of a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives during a specified period.

  (d) A "Performance Unit" Award is a grant of a right to receive a designated dollar value amount of Stock which is contingent on the achievement of performance or other objectives during a specified period.

  (e) A "Restricted Stock" Award is a grant of shares of Stock, and a "Restricted Stock Unit" Award is the grant of a right to receive shares of Stock in the future, with such shares of Stock or right to future delivery of such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

   3.2. Restrictions on Awards. Each Bonus Stock Award, Stock Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award, and Performance Unit Award shall be subject to the following:

  (a) Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

  (b) The Committee may designate whether any such Award being granted to any Participant is intended to be "performance-based compensation" as that term is used in section 162(m) of the Code. Any such Awards designated as intended to be "performance-based compensation" shall be conditioned on the achievement of one or more Performance Measures, to the extent required by Code section 162(m). For Awards under this Section 3 intended to be "performance-based compensation," the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m).

                                   SECTION 4
                         OPERATION AND ADMINISTRATION

   4.1. Effective Date. Subject to the approval of the shareholders of the Company at the Company's 2001 annual meeting of its shareholders, the Plan shall be effective as of March 28, 2001 (the "Effective Date"); provided, however, that to the extent that Awards are granted under the Plan prior to its approval by shareholders, the Awards shall be contingent on approval of the Plan by the shareholders of the Company at such annual meeting. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date (except for Awards granted pursuant to commitments entered into prior to such ten-year anniversary).

   4.2. Shares Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

  (a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued.

  (b) Subject to the following provisions of this subsection 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be five million shares of Stock.

  (c) To the extent provided by the Committee, any Award may be settled in cash rather than Stock. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

  (d) If the exercise price of any stock option granted under the Plan or any Prior Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

  (e) Subject to paragraph 4.2(f), the following additional maximums are imposed under the Plan.

    (i) The maximum number of shares of Stock that may be issued by Options intended to be ISOs shall be 5,000,000 shares.

    (ii) The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 2 (relating to Options and SARs) shall be 1,500,000 shares during any one calendar-year period. If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this paragraph (ii).

    (iii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 3 (relating to Other Stock Awards) shall be 300,000 shares.

    (iv) For Bonus Stock Awards, Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Share Awards that are intended to be "performance-based compensation" (as that term is used for purposes of Code section 162(m)), no more than 300,000 shares of Stock may be subject to such Awards granted to any one individual during any one-calendar-year period. If, after shares have been earned, the delivery is deferred, any additional shares attributable to dividends during the deferral period shall be disregarded.

    (v) For Performance Unit Awards that are intended to be "performance-based compensation" (as that term is used for purposes of Code section 162(m)), no more than $300,000 may be subject to such Awards granted to any one individual during any one-calendar-year period. If, after amounts have been earned with respect to performance Unit Awards, the delivery of such amounts is deferred, any additional amounts attributable to earnings during the deferral period shall be disregarded.

  (f) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable.

   4.3. General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

  (a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

  (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

   4.4. Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company's minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

   4.5. Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

   4.6. Dividends and Dividend Equivalents. An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

   4.7. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as "settlement" of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

   4.8. Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

   4.9. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

   4.10. Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an "Award Agreement" regardless of whether any Participant signature is required.

   4.11. Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

   4.12. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

   4.13. Limitation of Implied Rights.

  (a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

  (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

   4.14. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

                                   SECTION 5
                                   COMMITTEE

   5.1. Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section 5. The Committee shall be selected by the Board. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

   5.2. Powers of Committee. The Committee's administration of the Plan shall be subject to the following:

  (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 6) to cancel or suspend Awards.

  (b) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

  (c) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

  (d) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

   5.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

   5.4. Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee's or Participant's employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

                                   SECTION 6
                           AMENDMENT AND TERMINATION

   The Board may, at any time, amend or terminate the Plan, and may amend any Award Agreement; provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; and further provided that adjustments pursuant to paragraph 4.2(f) shall not be subject to the foregoing limitations of this Section 6.

                                   SECTION 7
                                 DEFINED TERMS

   In addition to the other definitions contained herein, the following definitions shall apply:

  (a) Award. The term "Award" means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Bonus Stock Awards, Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Unit Awards, and Performance Share Awards.

  (b) Board. The term "Board" means the Board of Directors of the Company.

  (c) Code. The term "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

  (d) Eligible Individual. For purposes of the Plan, the term "Eligible Individual" means any employee of the Company or a Subsidiary, and any consultant, director, or other person providing services to the Company or a Subsidiary; provided, however, that an incentive stock option may only be granted to an employee of the Company or a Subsidiary.

  (e) Fair Market Value. For purposes of determining the "Fair Market Value" of a share of Stock as of any date, the following rules shall apply:

      (i) If the principal market for the Stock is a national securities exchange or the Nasdaq stock market, then the "Fair Market Value" as of that date shall be the closing price of the Stock on that date on the principal exchange or market on which the Stock is then listed or admitted to trading.

     (ii) If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the Nasdaq stock market, the average between the highest bid and lowest asked prices for the Stock on such day as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

    (iii) If the day is not a business day, and as a result, paragraphs (i) and (ii) next above are inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day. If paragraphs (i) and (ii) next above are otherwise inapplicable, then the Fair Market Value of the Stock shall be determined in good faith by the Committee.

  (f) Subsidiary. The term "Subsidiary" means any company during any period in which it is a "subsidiary corporation" (as that term is defined in Code section 424(f)) with respect to the Company.

  (g) Stock. The term "Stock" means shares of common stock of the Company.

                                  APPENDIX D

  AMENDMENT OF ARTICLES OF INCORPORATION OF IMPERIAL CREDIT INDUSTRIES, INC.

   Article FOUR of the Articles of Incorporation of the Company shall be amended by adding a new paragraph to follow the first paragraph thereof, which new paragraph shall read as follows:

     Upon filing of this Certificate of Amendment each [two (2)], [three (3)] or [four (4)] shares of Common Stock, no par value per share, of the corporation then issued and outstanding automatically shall be combined into one (1) share of Common Stock, no par value per share, of the corporation. No fractional shares shall be issued. Each holder of shares of Common Stock who otherwise would be entitled to receive a fractional share shall be entitled to receive a cash payment in lieu thereof at a price equal to the fraction of a share that such holder would otherwise be entitled to receive multiplied by the closing price of the Common Stock as reported on the Nasdaq Stock Market on the last trading day prior to the filing of this Certificate of Amendment to the Articles of Incorporation of the corporation, or such other price as may be determined by the Board of Directors of the corporation.

                        IMPERIAL CREDIT INDUSTRIES, INC.
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON JUNE 26, 2001
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints H. Wayne Snavely, Brad S. Plantiko and Irwin
L. Gubman, or any of them, each with full power of substitution, as proxies of the undersigned to vote all of the undersigned's shares of Imperial Credit Industries, Inc. common stock at the Annual Meeting of Shareholders of Imperial Credit Industries, Inc., at the Marriott Hotel, located at 3635 Fashion Way, Torrance, California 90503, on June 26, 2001 at 10:00 a.m. Pacific Time.

  1. Election of Directors:[_] FOR all nominees listed below[_]
     WITHHOLD AUTHORITY

 H. Wayne Snavely . Robert S. Muehlenbeck . James P. Staes . Michael R. McGuire Michael S. Riley . Theodore R. Maloney . Charles E. Underbrink

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
             THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
      -----------------------------------------------------------------------

  2. To approve the issuance of Common Stock or securities convertible into or exercisable for Common Stock to recapitalize the Company as described in the proxy statement. The Board of Directors recommends a vote FOR:

                        FOR [_] AGAINST [_] ABSTAIN [_]

  3. To approve the Company's 2001 Long Term Stock Incentive Plan. The Board of Directors recommends a vote FOR:

                        FOR [_] AGAINST [_] ABSTAIN [_]




  4. To ratify the appointment of KPMG LLP as independent public accountants for the year ending December 31, 2001.
    The Board of Directors recommends a vote FOR:
                        FOR [_] AGAINST [_] ABSTAIN [_]

  5. To amend our Articles of Incorporation to change our corporate name. The Board of Directors recommends a vote FOR:
                        FOR [_] AGAINST [_] ABSTAIN [_]

  6. To amend our Articles of Incorporation to permit the Board of Directors to effect a reverse stock split. The Board of Directors recommends a vote
     FOR:
                        FOR [_] AGAINST [_] ABSTAIN [_]

  7. In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

  THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE SEVEN NOMINEES FOR ELECTION AND FOR PROPOSALS 2 THROUGH SIX. (Please sign exactly as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                                  Dated:_________________, 2001

                                                  -----------------------------
                                                            Signature

                                                  -----------------------------
                                                   Signature, if held jointly